UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ATLAS TECHNICAL CONSULTANTS, INC.

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ATLAS

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS & PROXY STATEMENT

FELLOW STOCKHOLDERS:

The Atlas Board of Directors and management team knew that 2020 would present new challenges and opportunities, as is the case for a newly publicly traded company. What we could not have predicted was that 2020 would be an unprecedented year filled with extraordinary challenges brought on by a global pandemic. As the saying goes, when the going gets tough the tough get going. We viewed the myriad challenges in 2020 as opportunities to demonstrate the strength, resilience, and ingenuity of our approximately 3,200 professionals. Guided by our core values, we adapted quickly to keep Atlas employees safe while maintaining continuity of services to clients and the local communities we serve. Throughout this challenging year, we continued growing the Company by acquiring three high quality professional services companies while also positioning Atlas for future organic growth. We built on our already solid foundation and advanced our strategic goals by completing these acquisitions that expanded the breadth of our geographic footprint and depth of our service offerings. Perhaps even more significantly, Atlas completely transformed its capital structure over the last year and a half, providing additional flexibility to invest in growth going forward.

FINANCIAL PERFORMANCE BACKED BY FOCUS AND DISCIPLINE

In fiscal 2020, Atlas delivered gross revenue of $468.2 million, net revenue1 of $381.4 million (at 81.5% of gross), and adjusted EBITDA1 of $62.7 million at a 16.4% margin. Atlas was laser-focused on its balance sheet during the year, closely monitoring cash flow to maintain steady liquidity to operate the business and complete the above noted acquisitions. Atlas is pleased to be entering 2021 with its largest pipeline of prospective new work in its history and $628 million of backlog of unfilled orders to support its forward-looking revenue delivery. Our well-diversified portfolio of Environmental (ENV), Testing, Inspection & Certification (TIC), Engineering & Design (E&D), and Program, Construction and Quality Management (PCQM) services for government and commercial clients enabled us to solidly perform in the face of economic uncertainty and the global health crisis. Our strategy of providing new services to existing customers and pursuing larger projects is paying off, especially in our ability to win projects with revenues in excess of $5 million. Mergers and acquisitions continue to be a key piece of our growth strategy evidenced by the acquisitions of Long Engineering, Alta Vista, and WesTest in 2020 and the recently closed acquisition of Atlantic Engineering Laboratories in April 2021. The addition of these firms has strengthened our foothold in the key geographic locations of California, Colorado, Georgia and the New York metropolitan area, allowing us to provide our clients with a broad based portfolio of new service offerings.

In November 2020, Atlas successfully completed a public tender offer and warrant exchange that nearly doubled its volume of publicly traded Class A common stock and eliminated the outstanding warrants. When Atlas began its journey as a public company in February 2020, we had just under 6 million shares of Class A common stock outstanding and approximately 24 million shares of Class B common stock. Today this has grown to over 30 million Class A shares outstanding with only approximately 5.4 million shares of Class B common stock, which provides for increased liquidity in our stock.

1 Net revenue and adjusted EBITDA are not financial measures determined in accordance with U.S. generally accepted accounting principles (“GAAP”). For a definition of adjusted EBITDA and net revenue and a reconciliation to our most directly comparable financial measures calculated in accordance with GAAP, please see page 7 of this proxy statement.

In February 2021, Atlas further simplified its capital structure by consummating a significant recapitalization—replacing its debt agreements with new, more economically favorable ones and redeeming in full the company’s previously outstanding Series A preferred equity. This milestone represents a transformative step in the company’s long-term strategy of deleveraging its business through a simplified and streamlined capital structure, paving the way for accelerated organic and accretive growth and stronger returns to shareholders in the future.

OUR PEOPLE ARE THE BUILDING BLOCKS

Our employees’ commitment to clients, focus on execution, and agility to adapt have been the cornerstone of our performance in the face of the formidable challenges of COVID-19, social tensions and economic pressures. Since the start of the pandemic, Atlas focused on business continuity and executed a plan that allowed employees to be safe while providing mission-critical services in person where permitted, and in parallel pivoted seamlessly for others to work remotely. We have also continued to build our talent pool by adding key members to our executive leadership team over the past year. I am confident that their industry expertise and leadership will help further strengthen our ability to deliver on our strategic agenda.

I am incredibly proud of the resilience of Atlas employees and their commitment to heart-led leadership. I thank every member of the Atlas team for the tremendous work they have done despite the many personal and professional challenges facing them over the past twelve months.

EMPLOYEE HEALTH AND SAFETY

Atlas places the health, safety and wellbeing of its employees above all else, with an unwavering commitment to providing a safe and healthy work environment for its team and reducing risks and hazards throughout all of its offices and operations. Our daily goal is that every employee returns home from work safely and injury free. Atlas achieved an outstanding improvement in its safety record last year—for 2020 our Total Recordable Incident Rate, or TRIR, was 0.33, a 66% improvement over 2019. However, we believe that one incident is too many and are focused on continuous improvement going forward, with an emphasis on incident prevention through more frequent training on a broader range of topics and swift integration of acquired companies into the Atlas safety program. At Atlas, we emphasize the importance of incorporating safety awareness into every aspect of our lives by encouraging employees to (1) Think Safe (make safety a thought before starting any activity or job); (2) Work Safe (make safety a part of our culture); and (3) Live Safe (make safety a lifestyle).

BUILD AN INCLUSIVE & SOCIALLY RESPONSIBLE CULTURE

Atlas tirelessly strives to build a culture that leads with the compassion, fairness, inclusivity, and respect that is due to every one of us. Throughout 2020 and into 2021, we have had, and will continue to have, some long, hard conversations about taking actions consistent with our values.

In 2020 we launched the Diversity, Equity & Inclusion (“DE&I”) Council that focuses on taking measurable actions to advance diversity, equity, and inclusion at Atlas. Our DE&I programs focus on employee resources, talent and training, and community outreach. We will continue to work diligently to build an Atlas family where all can thrive and support our communities and partners on their journey.

We have continued to add diversity to the Board of Directors and the management team, and we appointed Jamie Myers as our Chief Diversity Officer. We also launched seven employee resource groups (“ERGs”), which are voluntary, employee-led groups that strive to foster a diverse, inclusive workplace aligned with our core values. The Atlas ERGs exist to provide support, career development and networking opportunities as well as create a safe space where employees can be their authentic selves.

FOCUS ON SUSTAINABILITY & THE ENVIRONMENT

Our portfolio of services and markets puts us in a unique position to play an essential role in addressing emerging societal and climate-related challenges. As an environmental solutions provider, we are committed to applying our values in helping clients improve sustainable infrastructure and ensure a safe and healthy environment through our services. We aim to assist clients in the effective management of their risks, including those related to environmental cleanup and climate change, while also minimizing our own environmental footprint.

Atlas is committed to the continuous evaluation of opportunities and implementation of solutions to maximize energy efficiency, renewable energy, and low-carbon technologies through transportation and infrastructure services.

As we support our clients in addressing their environmental risks and strategies, we are continuously developing innovative solutions and implementing procedures in accordance with appropriate regulations and stakeholder expectations. Atlas is focused on ESG elements that are material to its business and developing a plan and associated metrics to track our progress. Our objective is to be thoughtful and deliberate as we start integrating these material aspects into our reporting.

OUR FUTURE IS BUILT ON A STRONG FOUNDATION

I am very pleased with our many impressive accomplishments in our first year as a public company, and we have entered 2021 energized and optimistic about the growth potential of our business. Our world-class operating team, diversified portfolio of clients and services and passionate and talented employees position us well to build a better future together. Recent transformative enhancements to our capital structure represent a new catalyst for Atlas, and we plan to accelerate the execution of our strategy of acquiring high growth companies in key geographic regions to allow us to self-perform more work nationally and increase earnings while reducing net leverage.

In this time of unpredictability, the companies that quickly adapt to change will have a competitive advantage. I am confident in Atlas and the people that rose to the challenge during these unprecedented times. Our goal is to stay nimble, close to clients, and deliver safely with passion and integrity, working together to recover from this global pandemic.

On behalf of the Board of Directors, I want to thank our clients, employees and stockholders for your continued support.

BRIAN K. FERRAIOLI | CHAIRMAN OF THE BOARD | ATLAS

ATLAS TECHNICAL CONSULTANTS, INC.

13215 Bee Cave Parkway, Building B, Suite 230 Austin, Texas 78738

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 10, 2021

Dear Stockholders of Atlas Technical Consultants, Inc.:

Notice is hereby given that the annual meeting (the “annual meeting”) of stockholders of Atlas Technical Consultants, Inc., a Delaware corporation (the “Company”), will be held on Thursday, June 10, 2021, at 10:00 A.M., Central Time, for the following purposes:

1.	To elect the two Class II directors named in this proxy statement to serve until the annual meeting of stockholders to be held in 2024.

2.	To ratify the selection of Grant Thornton LLP as the independent registered public accounting firm for the Company for the 2021 fiscal year.

3.	To transact such other business as may properly be brought before the annual meeting and any adjournment, postponement or continuation thereof.

The 2021 annual meeting will be a completely virtual meeting, conducted via live webcast, as a health precaution in light of the global COVID-19 pandemic. To attend the virtual annual meeting and vote your shares electronically, you will need to visit www.virtualshareholdermeeting.com/ATCX2021 (the “Meeting Website”) and enter the control number found on your proxy card. We encourage you to log on 15 minutes prior to the start time of the meeting. If you wish to submit questions for the annual meeting, you must do so in advance by submitting your questions to our Chief Legal Officer and Corporate Secretary, Laura Strunk, at laura.strunk@oneatlas.com. Questions must be submitted at least three days in advance of the annual meeting and must be of an appropriate topic to be addressed at the annual meeting.

Only stockholders of record on the books of the Company at the close of business on April 16, 2021 will be entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof. A list of stockholders entitled to vote at the annual meeting will be available for inspection ten days prior to the annual meeting and during the annual meeting by contacting the Company at 13215 Bee Cave Parkway, Building B, Suite 230, Austin, Texas 78738, or (866) 858-4499.

The Company is providing this proxy statement and accompanying proxy card to its stockholders in connection with its annual meeting of stockholders and any adjournments or postponements thereof.

Your vote is very important. Whether or not you plan to attend the annual meeting via the Meeting Website, please vote without delay.

The approximate date of mailing of the enclosed proxy statement and proxy card is April 30, 2021.

By order of the Board of Directors,

/s/ Laura L. Strunk
Laura L. Strunk
Chief Legal Officer & Corporate Secretary

April 30, 2021

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be Held on June 10, 2021:

Our Proxy Statement and 2020 Annual Report to Stockholders are available at

www.proxyvote.com

ATLAS TECHNICAL CONSULTANTS, INC.

13215 Bee Cave Parkway, Building B, Suite 230

Austin, Texas 78738

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

GENERAL

The Annual Meeting

The annual meeting of stockholders of Atlas Technical Consultants, Inc., a Delaware corporation (the “Company”), which we refer to in this proxy statement as the annual meeting, will be held on Thursday, June 10, 2021, at 10:00 A.M., Central Time, for the following purposes:

1.	To elect the two Class II directors named in this proxy statement to serve until the annual meeting of stockholders to be held in 2024.

2.	To ratify the selection of Grant Thornton LLP as the independent registered public accounting firm for the Company for the 2021 fiscal year.

3.	To transact such other business as may properly be brought before the annual meeting and any adjournment, postponement or continuation thereof.

The 2021 annual meeting will be a completely virtual meeting, conducted via live webcast, as a health precaution in light of the global COVID-19 pandemic. To attend the virtual annual meeting and vote your shares electronically, you will need to visit www.virtualshareholdermeeting.com/ATCX2021 (the “Meeting Website”) and enter the control number found on your proxy card. We encourage you to log on 15 minutes prior to the start time of the meeting. If you wish to submit questions for the annual meeting, you must do so in advance by submitting your questions to our Chief Legal Officer and Corporate Secretary, Laura Strunk, at laura.strunk@oneatlas.com. Questions must be submitted at least three days in advance of the annual meeting and must be of an appropriate topic to be addressed at the annual meeting.

Only stockholders of record on the books of the Company at the close of business on April 16, 2021 will be entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof. A list of stockholders entitled to vote at the annual meeting will be available for inspection ten days prior to the annual meeting and during the annual meeting by contacting the Company at 13215 Bee Cave Parkway, Building B, Suite 230, Austin, Texas 78738, or (866) 858-4499.

This proxy statement and accompanying proxy card are furnished in connection with the solicitation by our board of directors, which we refer to in this proxy statement as the “Board,” of proxies from holders of shares of our Class A common stock, par value $0.0001 per share (“Class A common stock”) and our Class B common stock, par value $0.0001 per share (“Class B common stock”), which we collectively refer to in this proxy statement as our common stock, to be used at the annual meeting, and at any and all adjournments or postponements thereof. Proxies in the accompanying form, properly executed and duly returned to the Company, and not revoked, will be voted at the annual meeting and any and all adjournments or postponements thereof.

We will send this proxy statement and the accompanying form of proxy on or about April 30, 2021, to stockholders of record of our common stock as of April 16, 2021.

Revocation of Proxy

A proxy card that is executed and returned may nevertheless be revoked at any time before its exercise by giving written notice of revocation to our Corporate Secretary at the address given at the top of this proxy statement, by submitting a later dated proxy or by attending the virtual annual meeting via the Meeting Website and voting according to the instructions on the Meeting Website.

Expenses and Manner of Solicitation

We will bear the cost of soliciting proxies for the annual meeting. In addition to solicitations by mail, we may, through our directors and officers, solicit proxies in person, by telephone or by electronic means. Such directors and officers will not receive any special remuneration for these efforts.

COMPANY PERFORMANCE - HIGHLIGHTS AND ACHIEVEMENTS
Full Year 2020 Financial Performance		Recent Acquisitions
•	$468.2 million gross revenue	•	LONG Engineering
•	$62.7 million Adjusted EBITDA[1]	•	Alta Vista
•	16.4% Adjusted EBITDA margin	•	WesTest
•	$628 million backlog at December 31, 2020	•	Atlantic Engineering Laboratories (closed Q2 2021)
Capital Structure Improvements		Key Project Wins
• •	Converted all outstanding warrants to Class A common stock in Q4 2020 Redeemed all preferred equity and refinanced debt in Q1 2021	• • •	CA Dept of Transportationà$5 million TxDOT Oak Hill Parkwayà$5 million NCDEQ UST Remediationà$3.8 million
•	Over 30 million shares of Class A common stock currently outstanding (versus <6 million shares in February 2020)	• •	GADOT District Twoà$10 million UCSD Theatre Districtà$2.6 million
Corporate Governance		Diversity & Inclusion
•	Two new independent Board members	•	Appointed Chief Diversity Officer
•	No longer a “Controlled Company” under NASDAQ standards	•	Formed Diversity, Equity & Inclusion Council and Employee Resource Groups

1 Net revenue and adjusted EBITDA are not financial measures determined in accordance with GAAP. For a definition of adjusted EBITDA and net revenue and a reconciliation to our most directly comparable financial measures calculated in accordance with GAAP, please see page 7 of this proxy statement.

Information About the Company

Our Company

Headquartered in Austin, Texas, we are a leading provider of professional testing, inspection, engineering, environmental, program management and consulting services, offering solutions to public and private sector clients in the transportation, commercial, water, government, education, industrial, healthcare and power markets. With approximately 140 offices located throughout the United States, we provide a broad range of mission-critical technical services, helping our clients test, inspect, certify, plan, design and manage a wide variety of projects across diverse end markets.

We act as a trusted advisor to our clients, helping our clients design, engineer, inspect, manage and maintain civil and commercial infrastructure, servicing the existing structures as well as helping to build new structures. However, we do not perform any construction, and do not take any direct construction risk or engage in any product manufacturing.

We provide a broad range of mission-critical technical services, ranging from providing inspection services in small projects to managing significant aspects of large, multi-year projects.

We have long-term relationships with a diverse set of clients, providing a base of repeating clients, projects and revenues. Approximately 90% of our revenues are derived from clients who have used our services at least twice in the past three years and more than 95% of our revenues are generated from client relationships longer than 10 years, with greater than 25% of revenues generated from relationships longer than 30 years. Examples of such long-term customers include the Texas and Georgia Departments of Transportation, U.S. Postal Service, Gwinnett County Georgia, New York City Housing Authority, Stanford University, Port of Oakland, United Rentals, Inc., Speedway, Walmart, Inc., and Apple Inc.

Our broad base of customers spans a diverse set of end markets including the transportation, commercial, water, government, education, industrial, healthcare and power sectors. Our customers include government agencies, quasi-public entities, schools, hospitals, utilities and airports, as well as private sector clients across many industries.

Our services require a high degree of technical expertise, as our clients rely on us to provide testing, inspection and quality assurance services to ensure that structures are designed, engineered, built and maintained in accordance with building codes, regulations and the highest safety standards. As such, our services are delivered by a highly-skilled, technical employee base that includes scientists, engineers, inspectors and other field experts. As of December 31, 2020, our technical staff represented approximately 80% of our approximately 3,200 employees. Our services are typically provided under contracts, some of which are long-term with long lead times between when contracts are signed and when our services are performed. As such, we have a significant amount of contracted backlog, which we define as fully awarded and contracted work or revenue we expect to realize for work completed, providing for a high degree of visibility with respect to revenues expected to be generated from such backlog.

Our Core Values

We strive to be the most sought-after infrastructure and environmental solutions provider, known for our unique values-driven approach and brought to life by the industry’s most exceptional people.

At Atlas, we apply the following core values in all that we do:

●	Life—We enhance quality of life. We value people and safety above all else.

●	Heart—As our hallmarks, we act with compassion, empathy and respect.

●	Trust—We work together as partners, doing what we say with full accountability.

●	Mastery—Always striving for the highest quality, we ensure greatness inspires all our work.

Focus on Sustainability and the Environment

As an infrastructure and environmental solutions provider, we are committed to applying our values to help our clients to improve sustainable infrastructure and ensure a safe and healthy environment through the services we provide. We aim to assist our clients in the effective management of their environmental risks, including those related to climate change, while also minimizing our own environmental footprint.

Through our transportation and infrastructure services, we are committed to the continuous evaluation of opportunities and implementation of solutions to maximize energy efficiency, renewable energy and low-carbon technologies. Additionally, we aim to help our clients manage and respond to climate-related impacts through our disaster response and recovery services, while also contributing to community resiliency through our engineering and design services.

Human Capital Management

At Atlas our employees are our assets; they are the very foundation of our success, the heart of our organization and the drivers of our future potential. Our ability to attract, retain, engage and support a diverse and highly qualified workforce is essential to our future success. As such, we prioritize diversity within our employee population and proactively foster a culture of inclusion throughout our organization, and we place the health, safety and wellbeing of our employees above all else.

Focus on Diversity, Equity and Inclusion

To achieve our vision, we seek to hire, develop, and promote a talented and diverse team of professionals nationwide. We believe leveraging the power of our different backgrounds, beliefs, perspectives and capabilities creates value for our Company and our stockholders.

At Atlas we define diversity, equity and inclusion as follows:

●	Diversity is the presence of employees of different gender, race, ethnicity, sexual orientation, age, socio-economic status, and physical/mental abilities.

●	Equity is the promotion of impartiality and fairness within procedures, processes, distribution of resources, and access to promotion and development.

●	Inclusion is an ongoing commitment to ensure that all Atlas employees experience a welcoming work environment that is devoid of discrimination and bias.

In the third quarter of 2020, we formed the Atlas Diversity, Equity and Inclusion Council (the “DE&I Council”) comprised of employee representatives from varying backgrounds, geographic regions, functional groups and levels of seniority within our organization to focus on diversity, equity and inclusion strategy development, initiative execution and measurement of outcomes. The DE&I Council’s work is streamlined into three targeted programs: Employee Resources, Talent & Training and Community Outreach.

In the first quarter of 2021, we appointed Jamie Myers as our Chief Diversity Officer and launched seven employee resource groups (“ERGs”), which are voluntary, employee-led groups that strive to foster a diverse, inclusive workplace aligned with our core values. Our ERGs exist to provide support, career development and networking opportunities as well as create a safe space where employees can be their authentic selves.

Each ERG is open to all employees and cross-collaboration across ERGs is encouraged. When we work together to foster an open, diverse workplace, mentoring and support can reshape our inclusive culture.

Atlas Employee Resource Groups

Employee Health, Safety and Wellbeing

We place the health, safety and wellbeing of our employees above all else in our business and operations. We are committed to providing a safe and healthy work environment for our team and aim to reduce risks and hazards throughout all of our offices and operations. We are committed to mitigating risks by providing health and safety training for all employees and communicating our health and safety practices throughout our business. We also comply with all applicable health and safety requirements and regulations at the local, state and national levels throughout all operations and projects.

At Atlas, we continuously emphasize the three underlying principles of safety:

●	Think Safe: make safety a thought before starting any activity or job;

●	Work Safe: make safety a part of our culture; and

●	Live Safe: make safety a lifestyle.

The overall wellbeing, including the mental health, of our employees is of utmost important to us. We provide an Employee Assistance Program free of charge to all employees, through which a third-party provider offers confidential guidance for personal issues that employees may be facing, including substance abuse, mental health, work, familial, financial and legal matters.

Atlas Business Combination

We were originally formed on June 28, 2017 as a Delaware corporation for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization, recapitalization or other similar business combination with one or more businesses. On February 14, 2020, we consummated the acquisition of the equity interests in certain of the subsidiaries of Atlas Technical Consultants Holdings LP (the “Seller”) (such transaction, the “Atlas Business Combination”) pursuant to that certain unit purchase agreement entered into by and between Atlas TC Buyer LLC (“Buyer”), the Seller and the other parties thereto on August 12, 2019, as amended on January 22, 2020. The Seller is an affiliate of Bernhard Capital Partners Management LP (“Bernhard Capital Partners”). Bernhard Capital Partners and certain of its affiliates (other than the Company and its subsidiaries) are herein referred to as our “Sponsor.”

Following the consummation of the Atlas Business Combination, the combined company is organized in an “Up-C” structure in which the business of Atlas Intermediate Holdings LLC (“Atlas Intermediate”) and its subsidiaries is held by Atlas TC Holdings LLC (“Holdings”) and continues to operate through the subsidiaries of Atlas Intermediate, and in which our only direct assets consist of common units of Holdings (“Holdings Units”). We are the sole manager of Holdings in accordance with the terms of the amended and restated limited liability company agreement of Holdings (the “Holdings LLC Agreement”) entered into in connection with the consummation of the Atlas Business Combination, as amended and as may be further amended from time to time. Each Holdings Unit, together with one share of Class B common stock, is exchangeable for one share of Class A common stock at the option of the holder pursuant to the terms of the Company’s and Holdings’ organizational documents, subject to certain restrictions.

Following the consummation of the Atlas Business Combination, we changed our name from “Boxwood Merger Corp.” to “Atlas Technical Consultants, Inc.” and continued the listing of our Class A common stock on the NASDAQ under the symbol “ATCX.” Prior to the consummation of the Atlas Business Combination, our Class A common stock was listed on the NASDAQ under the symbol “BWMC.”

Exchange of Warrants for Class A Common Stock

In November 2018, the Company consummated its initial public offering of units, each consisting of one share of Class A common stock and one warrant (“Public Warrant”). At the commencement of the Atlas Business Combination, there were 20,000,000 Public Warrants outstanding. Each Public Warrant entitled the holder to purchase one share of Class A common stock at a price of $11.50 per share. The Public Warrants were set to expire five years after the closing of the Atlas Business Combination or earlier upon redemption or liquidation. The Company had the ability to call the Public Warrants for redemption, in whole and not in part, at a price of $0.01 per warrant with not less than 30 days’ notice provided to the Public Warrant holders. However, this redemption right could only be exercised if the last sale price of the Class A common stock equaled or exceeded $18.00 per share for any 20 trading days within a 30-day trading period ending three business days before we were permitted to send the notice of redemption to the Public Warrant holders.

In October 2020, the Company offered each holder of its outstanding warrants, including the Public Warrants and the Private Placement Warrants (as defined below and together with the Public Warrants, the “Warrants”), the opportunity to exchange their warrants for shares of the Company’s Class A common stock, par value $0.0001 per share. Each holder was set to receive 0.1665 or 0.185 shares of Class A common stock in exchange for each outstanding warrant tendered by the holder and exchanged pursuant to the terms of the offer. The redemption rate was dependent upon whether the warrant holder tendered their warrants prior to the offer deadline. Warrant holders who tendered their warrants for exchange prior to the expiration of the tender offer period received the 0.185 conversion rate, and any warrant holders who did not tender their warrants by the deadline received the 0.1665 conversion rate. The Company concluded the tender offer and warrant exchange in November 2020 and all Warrants were converted to Class A common stock by December 31, 2020.

Upon closing of the Boxwood initial public offering, Boxwood Sponsor LLC (“Boxwood Sponsor”) purchased an aggregate of 3,750,000 warrants at a price of $1.00 per warrant (the “Private Placement Warrants”). Each Private Placement Warrant was exercisable for one share of Class A common stock at a price of $11.50. The Private Placement Warrants were identical to the Public Warrants discussed above, except (i) they would not be redeemable by the Company so long as they were held by Boxwood Sponsor and (ii) they were exercisable by the holders on a cashless basis.

In connection with the October 2020 offer to the warrant holders to exchange their warrants for the Company’s Class A common stock, Boxwood Sponsor opted to fully exchange its Private Placement Warrants for Class A common stock. As of December 31, 2020, there were no remaining Warrants issued or outstanding.

Reconciliations of Non-GAAP Financial Measures

Atlas Technical Consultants

Reconciliation of Gross Revenues to Net Revenues

(in thousands)

	For the year ended December 31,
	2020	2019

Gross Revenue	$468,217	$471,047
Reimburseable Expenses	(86,811)	(93,265)
Revenue Net of Reimburseable Expenses	$381,406	$377,782

Atlas Technical Consultants

Reconciliation of Net Income to Adjusted EBITDA

(in thousands)

	For the year ended December 31,
	2020	2019
	(Unaudited)

Net (loss) income	$(27,062)	$8,030
Interest	24,673	9,862
Taxes	133	1,342
Depreciation and amortization	26,057	19,881
EBITDA	23,801	39,115

EBITDA for acquired business prior to Acquisition Date(1)	800	-
Other non-recurring expenses(2)	26,731	24,470
Non-cash equity compensation	11,400	1,984

Adjusted EBITDA	$62,732	$65,569

(1)	Includes the EBITDA of LONG (which we acquired in February 2020) for the period January 1, 2020 through the date of the acquisition and January 1, 2019 through December 31, 2019.

(2)	Includes professional service-related service fees such as legal, accounting, tax, valuation and other consulting relating to the Atlas Business Combination, acquisition related professional fees, shutdown of the telecom division costs in 2019 and costs incurred related to the COVID-19 pandemic.

VOTING AT THE ANNUAL MEETING

We have an authorized capitalization of 501,000,000 shares of capital stock, consisting of (a) 500,000,000 shares of common stock, including (i) 400,000,000 shares of Class A common stock and (ii) 100,000,000 shares of Class B common stock, and (b) 1,000,000 authorized shares of preferred stock, par value $0.0001 per share. Holders of the Class A common stock and holders of the Class B common stock vote together as a single class. Each holder of our Class A common stock and Class B common stock is entitled to one vote per share on each matter of business properly brought before the annual meeting. Stockholders do not have cumulative voting rights. We refer to the Class A common stock and the Class B common stock collectively as the common stock. At the annual meeting, only those holders of shares of common stock at the close of business on April 16, 2021, the record date, will be entitled to vote. As of the record date, (a) 36,018,978 shares of common stock were outstanding and entitled to vote, consisting of 30,590,953 shares of Class A common stock and 5,428,025 shares of Class B common stock and (b) no shares of preferred stock were outstanding.

Record holders of common stock can vote by the following methods:

●	By mail. You may vote by proxy by completing the enclosed proxy card and returning it in the postage-paid return envelope.

●	Via the Internet. You may vote by submitting a proxy via the Internet until 11:59 p.m., Eastern Time, on June 9, 2021 by accessing the website listed on your proxy card, www.proxyvote.com, and following the instructions you will find on the website. Internet proxy submission is available 24 hours a day.

●	Via the Meeting Website. You may participate in the virtual annual meeting via the Meeting Website and vote during the meeting by following the instructions available on the Meeting Website at the time of the annual meeting.

Beneficial owners of shares held in street name may instruct their bank, broker or other nominee how to vote their shares. Beneficial owners should refer to the materials provided to them by their nominee for information on how to communicate their voting instructions to their nominee. Beneficial owners may not vote their shares via the Meeting Website at the virtual annual meeting unless they obtain a legal proxy from the stockholder of record, present it to the inspector of election at the annual meeting and produce valid identification. Beneficial owners should contact their bank, broker or other nominee in advance of the annual meeting for instructions regarding obtaining a legal proxy.

The presence at the annual meeting virtually via the Meeting Website, either in person or by proxy, of holders of outstanding shares of common stock entitled to cast a majority of all the votes entitled to be cast at the annual meeting will constitute a quorum. The presence of a quorum for any proposal establishes a quorum for all of the proposals, even if holders of outstanding shares of common stock entitled to cast a majority of all the votes entitled to be cast at the annual meeting do not vote on all of the proposals.

Shares of common stock represented at the annual meeting virtually via the Meeting Website but not voted on one or more proposals will be included in determining the presence of a quorum for all of the proposals, but will not be considered cast on any proposal on which they were not voted.

Brokers who hold shares in street name for customers are required to vote those shares in accordance with instructions received from the beneficial owners. Applicable rules restrict when brokers that are record holders of shares may exercise discretionary authority to vote those shares in the absence of instructions from beneficial owners. Brokers who hold shares of common stock in street name for customers generally may vote their customers’ shares on proposals considered to be “routine” matters under applicable rules and may not vote their customers’ shares on proposals that are not considered to be “routine” matters under applicable rules if the customers have not furnished voting instructions within a specified period of time prior to the annual meeting. Proposal 1 is not considered to be a “routine” matter under applicable rules. Proposal 2 is considered a “routine” matter under applicable rules.

We refer to the situation where a broker does not receive voting instructions from the beneficial owner of shares of common stock on a particular matter and indicates on the proxy delivered with respect to such shares of common stock that it does not have discretionary authority to vote on that matter as a “broker non-vote.” Broker non-votes and abstentions will be considered as present for the purpose of determining whether a quorum exists. Under Delaware law, abstentions are not considered to be votes cast on a proposal and therefore will not affect the outcome of any proposal to be voted on at the meeting. Broker non-votes will not affect the outcome of any proposal to be voted on at the meeting.

Proposal 1. In order to be elected as a Class II director as described in Proposal 1 below, a nominee must receive a plurality of all the votes cast at the annual meeting at which a quorum is present, which means that the nominees with the most votes are elected. Abstentions (withholding a vote) and broker non-votes will have no effect on the election of directors.

Proposal 2. The affirmative vote of the holders of at least a majority of the votes cast at the meeting at which a quorum is present is required to ratify the selection of Grant Thornton LLP, or Grant Thornton, as our independent registered public accounting firm as described in our discussion of Proposal 2 below. Abstentions (withholding a vote) will have no effect on this proposal. We do not expect there to be any broker non-votes for this Proposal because it is a “routine” matter for which brokers may exercise discretionary voting.

Any submitted and signed proxy card that does not provide voting instructions, and is not designated as a broker non-vote, will be voted “FOR” the election of each of the Class II director nominees and “FOR” the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the 2021 fiscal year.

Should any matters not described above be properly presented at the annual meeting, the persons named in the proxy will vote in accordance with the recommendations of the Board. The proxy authorizes these persons, in their discretion, to vote upon such matters as may properly be brought before the annual meeting or any adjournment, postponement or continuation thereof. The Company is not aware of any other matters to be brought before the annual meeting.

PROPOSAL 1. ELECTION OF DIRECTORS

Proposal 1 is to elect R. Foster Duncan and Daniel G. Weiss to serve as our Class II directors. The Board is divided into three classes, Class I, Class II and Class III. The term of the Class II directors expires at this annual meeting; the term of the Class III directors expires at the 2022 annual meeting of the stockholders of the Company; and the term of the Class I directors expires at the 2023 annual meeting of the stockholders of the Company. At each succeeding annual meeting of the stockholders of the Company, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. The Board, upon the recommendation of our Nominating, Corporate Governance and Sustainability Committee, has nominated each of R. Foster Duncan and Daniel G. Weiss for election at the annual meeting as Class II directors for a term to expire at the 2024 meeting of stockholders or until his successor is elected or appointed, subject to his earlier death, resignation or removal.

There are no family relationships between any of our directors, director nominees or executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE
NOMINEES NAMED IN PROPOSAL 1.

It is the intention of the persons named in the enclosed proxy, in the absence of a contrary direction, to vote for the election of the nominees named in Proposal 1. Should the nominees become unable or refuse to accept nomination or election as a director, the persons named as proxies intend to vote for the election of such other persons as the Nominating, Corporate Governance and Sustainability Committee of the Board may recommend, or the Board may reduce the size of the Board. The Board knows of no reason why the nominees might be unable or refuse to accept nomination or election.

Information is set forth below regarding the principal occupation, skills and qualifications of the nominees and each of our other directors.

Nominees

R. Foster Duncan, age 66, has served as a director of the Company since February 2020. Mr. Duncan joined Bernhard Capital Partners as an Operating Partner in December 2013. Mr. Duncan has more than 30 years of senior corporate, private equity and investment banking experience. Previously, Mr. Duncan held various positions in the private equity industry, including Managing Member of KD Capital L.L.C., an affiliate of Kohlberg Kravis Roberts & Co. L.P. (“KKR”), a global investment firm. Mr. Duncan was located in KKR’s New York office and worked exclusively with KKR and its portfolio companies in connection with creating value and identifying and investing in the energy, utility, natural resources and infrastructure sectors. Previously, Mr. Duncan was Executive Vice President and CFO of Cinergy Corporation (“Cinergy”), a Fortune 250 energy and utility company, Chairman of Cinergy’s Investment Committee and CEO and President of Cinergy’s Commercial Business Unit. Prior to his time at Cinergy, he held senior management positions with LG&E Energy Corp., a utilities company, as a member of the Office of the Chairman and Executive Vice President and CFO. Mr. Duncan serves on the board of directors of Atlantic Power Corporation in Boston, Massachusetts where he is chairman of the audit committee, and is also a member of the compensation, operating and nominating and governance committees. He also previously served as a director of Essential Power, LLC, a portfolio company of Industry Funds Management (US), LLC and the Advisory Council of Greentech Capital Advisors in New York. Mr. Duncan graduated with distinction from the University of Virginia and received his M.B.A. from the A.B. Freeman Graduate School of Business at Tulane University. The Board believes Mr. Duncan’s extensive financial and executive leadership experience brings invaluable expertise and skill to the Board.

Daniel G. Weiss, age 53, has served as a director of the Company since February 2020. Mr. Weiss has been co-founder and Managing Partner of Angeleno Group LLC (“AG”), a Los Angeles-based private equity firm with a global platform focused on high growth investments in next generation clean energy and climate solutions technology companies, since AG’s founding in 2001. In addition to his firm management responsibilities, Mr. Weiss leads investments and serves on boards of multiple AG portfolio companies. Prior to the formation of AG, Mr. Weiss was an attorney at O’Melveny & Myers in Los Angeles from 1998 to 1999. Mr. Weiss has served as a member of the board of directors of TPI Composites, Inc., a renewable energy manufacturing company, since 2009. Currently, Mr. Weiss serves on boards or public commissions for a number of non-profit and government organizations including the California Community Foundation, World Resources Institute, the UCLA Institute of the Environment and Sustainability (where he serves as co-Chair) and the Federal Reserve Bank’s 12th District Economic Advisory Council. Mr. Weiss holds a J.D. from Stanford Law School, an M.A. from Stanford University and a B.A. with high honors from U.C. Berkeley. The Board believes Mr. Weiss brings to the Board a deep understanding of both the private and public sectors in which the Company operates, as well as unique and valuable expertise in the environmental and sustainability space.

Continuing Directors

L. Joe Boyer, age 57, has served as a director since February 2020 and as the Company’s Chief Executive Officer since October 2017. Prior to becoming the Company’s Chief Executive Officer, Mr. Boyer served as a consultant to Bernhard Capital Partners in connection with its infrastructure delivery services business from August 2016 to October 2017. From March 2013 to February 2016, Mr. Boyer was Chief Executive Officer of Atkins’ North American arm. From 2003 to 2013, Mr. Boyer held several senior management positions at Shaw Environmental & Infrastructure, most notably as President for its Federal Division. Mr. Boyer served on the Board of Directors and Compensation Committee of Municipal Utility District 5 in Austin from 2016 to 2017. Mr. Boyer holds an M.B.A. from Pepperdine University and a B.S. in Architectural Engineering from The University of Texas at Austin. The Board believes Mr. Boyer’s leadership roles within our Company and his extensive industry experience provide an exceptional breadth and depth of knowledge and understanding of both our Company and the professional testing, inspection, engineering, environmental and consulting industry as a whole.

Brian K. Ferraioli, age 65, has served as Chairman of the Board, and as a director of the Company, since February 2020. Mr. Ferraioli is also an Operating Partner at Bernhard Capital Partners, and has worked with the firm since 2019. Mr. Ferraioli served as Executive Vice President and Chief Financial Officer of KBR, Inc., an engineering, construction and services company, from 2013 to 2017. Prior to KBR, Mr. Ferraioli was Executive Vice President and Chief Financial Officer at The Shaw Group, Inc. (“The Shaw Group”), an engineering, technology and services company, from July 2007 to February 2013, when the company was acquired by Chicago Bridge & Iron Company N.V. Prior to joining The Shaw Group, Mr. Ferraioli served as Vice President and Controller of Foster Wheeler, AG, a global engineering conglomerate. Mr. Ferraioli is a director and chair of the audit committee of Vistra Corp. and is a director and chair of the audit committee of Team, Inc. Mr. Ferraioli also previously served as a director of, chair of the audit committee and as a member of the compensation committee of Charah Solutions, Inc. from June 2018 to May 2020. Mr. Ferraioli has approximately 40 years of experience in senior finance and accounting roles in the engineering and technical services industries and is also a National Association of Corporate Directors Governance Fellow. Previously, Mr. Ferraioli served as a director and chair of the audit committee of Babcock & Wilcox Enterprises and its predecessor company Babcock & Wilcox, Inc. He also previously served on the board of directors of Adolfson & Peterson, a privately owned construction company. Mr. Ferraioli received his B.S. in accounting from Seton Hall University and his M.B.A. from Columbia University. The Board believes Mr. Ferraioli’s extensive leadership experience as both an executive and director of engineering and technical services companies, in addition to his wealth of knowledge pertaining to public company corporate governance, provides significant contributions to the Board.

Thomas H. Henley, age 55, has served as a director of the Company since March 2020. Mr. Henley joined Bernhard Capital Partners as a member of the firm’s Investment Committee in February 2019. Prior to Bernhard Capital Partners, Mr. Henley served as the Senior Managing Director of Strategic Opportunities for the UAW Retiree Medical Benefits Trust, a purchaser of retiree healthcare benefits, from March 2016 to February 2019. Mr. Henley currently serves as a member of the board of directors for Lazarus Energy Holdings, an investment holding company, and has served in such capacity since 2006. Mr. Henley received his B.S. in Petroleum Engineering from Stanford University and his M.B.A. from the Anderson Graduate School of Management at UCLA. The Board believes Mr. Henley’s advisory and investment experience and business acumen brings important insight to the Board.

Leonard K. Lemoine, age 65, has served as a director of the Company since February 2020. Mr. Lemoine is the President and Chief Executive Officer of the Lemoine Company, LLC (“Lemoine”), a position he has held since January of 2011. Mr. Lemoine founded Lemoine in 1975 and the company has steadily grown from a small construction company to one of the most respected, full-service contracting and construction management firms in the Southeastern United States. Lemoine constructs and manages projects ranging from minor interior renovations to some of the most complex healthcare facilities, commercial public and industrial landmarks in the Southeastern United States. Mr. Lemoine received his B.S. from Louisiana State University in 1979. The Board believes Mr. Lemoine provides valuable insights to the Board due to his extensive expertise and understanding of the construction management industry built through decades of industry experience.

Raquel G. Richmond, age 47, has served as a director of the Company since November 2020. Ms. Richmond has been a Senior Account Manager at Greenup Industries, LLC since January 2019 and has been a realtor for Greenup & Associates, LLC in New Orleans since June 2015. Ms. Richmond previously served as the President of Rock Consulting Services, LLC in New Orleans and as Project Manager at the U.S. Army Corps of Engineers on the Hurricane Storm Damage Risk Reduction System (HSDRRS), a $14 billion dollar infrastructure system in Southern Louisiana. Ms. Richmond has over fifteen years of experience working on federal, state and local infrastructure projects and over twenty years of experience in the professional services sector. She holds an M.A. in Education Administration and a B.A. in Psychology, both from the University of New Orleans. The Board believes Ms. Richmond’s extensive experience in the professional services sector and experience with federal, state and local infrastructure projects brings significant contributions to the Board.

Collis Temple, III, age 41, has served as a director of the Company since April 2021. Mr. Temple is a National Sales Director and agency owner with Primerica, an international financial and insurance services organization, where he has held various leadership positions of increasing responsibility since joining in 2004. Mr. Temple has served on the Louisiana Board of Regents since 2015, on the board of directors of the Knock Knock Children’s Museum since 2018 and on the 100 Black Men of Metro Baton Rouge and Career Compass since 2010. He also served on the board of directors of Mary Bird Perkins Cancer Center from 2018 to 2020. Mr. Temple received a B.S. in General Business and a M.S. in Sports Management from Louisiana State University. The Board believes Mr. Temple brings significant leadership experience and financial acumen to the Board, as well as a strong network of long-standing professional relationships built on decades spent in the Southeastern United States.

Information Concerning the Board, Committees and Governance

The Board is divided into three classes with only one class of directors being elected each year. The term of office of the Class II directors, consisting of Messrs. Duncan and Weiss, will expire at this annual meeting. The term of office of the Class III directors, consisting of Messrs. Henley, Lemoine and Temple, will expire at the 2022 annual meeting. The term of office of the Class I directors, consisting of Ms. Richmond and Messrs. Boyer and Ferraioli, will expire at the 2023 annual meeting. The NASDAQ listing standards require that a majority of the Board be independent. The Board has determined that each of Ms. Richmond and Messrs. Duncan, Ferraioli, Henley, Lemoine, Temple and Weiss are independent within the meaning of NASDAQ Listing Rule 5605(a)(2). In addition, Mr. Jenkins, who served on the Board until April 20, 2021, was determined to be independent within the meaning of NASDAQ Listing Rule 5605(a)(2). Mr. Boyer is not independent due to his service as our Chief Executive Officer and the Board did not consider Mr. Kadenacy, who served on the Board until April 20, 2021, independent due to his prior service as Chief Executive Officer of Boxwood prior to the closing of the Atlas Business Combination.

The rules of NASDAQ define a “controlled company” as a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. Following the consummation of the Atlas Business Combination, the Seller and its limited partners held approximately 80% of the voting power of our common stock, and as of April 16, 2021 our Sponsor controlled, directly or indirectly, approximately 46.87% of the voting power of our common stock. Our Sponsor controlled greater than 50% of the voting power of our common stock until February 3, 2021, when AS&M Holdings LP, a Delaware limited partnership (“AS&M Holdings”) distributed 17,636,601 Holdings Units, together with an equal number of shares of our Class B common stock, par value $0.0001 per share for no additional consideration to certain of its limited partners (the “Distribution”). Following the Distribution, AS&M Holdings no longer holds any of our common stock, and as a result of the Distribution, our Sponsor’s ownership fell below 50%. Thus, we were a controlled company under the listing rules of NASDAQ (a “Controlled Company”) and the rules of the U.S. Securities and Exchange Commission (the “SEC”) until the Distribution. As a Controlled Company, the Company qualified for exemptions from certain corporate governance rules, including (i) a board of directors comprised of a majority of independent directors; (ii) compensation of the Company’s executive officers being determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; (iii) a compensation committee charter which, among other things, provides the compensation committee with the authority and funding to retain compensation consultants and other advisors; and (iv) director nominees selected, or recommended for the board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors. Based on the composition of the Company’s Board, during 2020 and until April 20, 2021, the only Controlled Company exemption the Company took advantage of was the requirement of a fully independent compensation committee as set forth in (ii) above. The Company has been in compliance with (ii) above since April 20, 2021, when Mr. Kadenacy resigned from the Board and Mr. Duncan replaced him on the Compensation Committee of the Board (the “Compensation Committee”). The Compensation Committee currently consists of Messrs. Duncan, Lemoine and Weiss, each of whom is considered independent under NASDAQ standards and SEC rules.

We have adopted corporate governance guidelines and charters for the Audit, Compensation and Nominating, Corporate Governance and Sustainability Committees of the Board intended to satisfy NASDAQ listing standards. We have also adopted a code of business conduct and ethics for our directors, officers and employees intended to satisfy NASDAQ listing standards and the definition of a “code of ethics” set forth in applicable SEC rules. Our corporate governance guidelines, code of business conduct and ethics and committee charters are available on our website at www.oneatlas.com. The information on our website is not part of this proxy statement.

The Board held twelve meetings during 2020. During 2020, each of our incumbent directors attended at least 75% of the meetings of the Board held during the period in which such incumbent director served on the Board. During 2020, Mr. Duncan served as the Chair of the Audit Committee of the Board (the “Audit Committee”), and for a portion of the year Mr. Weiss served on the Audit Committee. Mr. Weiss also served on the Compensation Committee for a portion of 2020; and Mr. Weiss has served as a member of the Nominating, Corporate Governance and Sustainability Committee of the Board (the “Nominating, Corporate Governance and Sustainability Committee”) since its formation in March 2020. We have a policy that all directors of the Board must attend the annual meeting, absent unusual circumstances. In 2020, all of the then-current directors of the Board, except for Mr. Jenkins, attended the annual meeting.

Committees of the Board

Members of our Audit, Compensation, and Nominating, Corporate Governance and Sustainability Committees serve on these committees until their resignation or until otherwise determined by the Board.

Audit Committee

The NASDAQ rules and Section 10A of the Securities Exchange Act of 1934, as amended (“Exchange Act”) require that the audit committee of a listed company be comprised solely of independent directors. We have established the Audit Committee, which consists of Messrs. Duncan, Ferraioli and Lemoine, with Mr. Duncan serving as the Chair of the Audit Committee. The Board has determined that each of Messrs. Duncan, Ferraioli and Lemoine meets the independent director standards under NASDAQ listing standards and under Rule 10A-3(b)(1) of the Exchange Act. The Company also believes that each of Messrs. Duncan and Ferraioli qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. The Audit Committee held five meetings during 2020. Mr. Weiss served on the Audit Committee from March 25, 2020 until Mr. Ferraioli’s appointment to the Audit Committee effective June 19, 2020. During 2020, each member of the Audit Committee attended at least 75% of the meetings occurring during such member’s tenure on the Audit Committee.

The principal functions of the Audit Committee are detailed in the Audit Committee charter, which is available on the Company’s website at www.oneatlas.com, and include, among others:

●	appointing the Company’s independent registered public accounting firm;

●	evaluating the independent registered public accounting firm’s qualifications, independence and performance;

●	determining the engagement of the independent registered public accounting firm;

●	reviewing and approving the scope of the annual audit and the audit fee;

●	discussing with management and the independent registered public accounting firm the results of the annual audit and reviewing the Company’s quarterly financial statements;

●	reviewing the scope and effectiveness of the Company’s internal audit function and internal audit plan;

●	overseeing the Company’s processes relating to risk management and the conduct and systems of internal control over financial reporting and disclosure controls and procedures;

●	approving the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

●	monitoring the rotation of partners of the independent registered public accounting firm on the Company’s engagement team in accordance with requirements established by the SEC;

●	being responsible for reviewing the Company’s financial statements and the Company’s management’s discussion and analysis of financial condition and results of operations to be included in the Company’s annual and quarterly reports to be filed with the SEC; and

●	reviewing the Company’s critical accounting policies and estimates.

Compensation Committee

We have established the Compensation Committee, which during 2020 consisted of Messrs. Kadenacy, Lemoine and Weiss, with Mr. Kadenacy serving as the Chair of the Compensation Committee until his resignation from the Board effective April 20, 2021. Effective April 20, 2021, Mr. Weiss has been appointed Chair of the Compensation Committee and Mr. Duncan has been appointed as a member of the Compensation Committee. The Board has determined that Messrs. Duncan, Lemoine and Weiss meet the independent director standards under NASDAQ listing standards, including the heightened standards that apply to compensation committee members. The Compensation Committee held six meetings during 2020, and Mr. Weiss was appointed to the Compensation Committee on June 18, 2020. During 2020, each member of the Compensation Committee attended at least 75% of the meetings occurring during such member’s tenure on the Compensation Committee.

The principal functions of the Compensation Committee are detailed in the Compensation Committee charter, which is available on the Company’s website at www.oneatlas.com, and include, among others:

●	reviewing and approving the compensation of the executive officers of the Company and such other employees of the Company as are assigned thereto by the Board;

●	making recommendations to the Board with respect to standards for setting compensation levels; and

●	making recommendations to the Board with respect to the incentive compensation plans and equity-based plans of the Company.

The charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other advisor and will be directly responsible for the appointment, compensation and oversight of the work of any such advisor. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other advisor, the Compensation Committee will consider the independence of each such advisor, including the factors required by NASDAQ and the SEC.

Nominating, Corporate Governance and Sustainability Committee

We have established the Nominating, Corporate Governance and Sustainability Committee, which was named the Nominating and Corporate Governance Committee until March 2021, when the Board approved (i) the addition of sustainability-related matters to its responsibilities and (ii) an associated name change. The Nominating, Corporate Governance and Sustainability Committee during 2020 consisted of Messrs. Henley, Jenkins and Weiss, with Mr. Jenkins serving as the Chair of the Nominating, Corporate Governance and Sustainability Committee. In March 2021, the Board appointed Ms. Richmond to the Nominating, Corporate Governance and Sustainability Committee. The Board has determined that each of Ms. Richmond and Messrs. Henley, Jenkins and Weiss meet the independent director standard under NASDAQ listing standards. Following Mr. Jenkins’ resignation from the Board effective April 20, 2021, the Nominating, Corporate Governance and Sustainability Committee currently consists of Ms. Richmond and Messrs. Henley and Weiss, with Mr. Henley serving as the Chair of the Nominating, Corporate Governance and Sustainability Committee. The Nominating, Corporate Governance and Sustainability Committee held seven meetings in 2020, and each member of the Nominating, Corporate Governance and Sustainability Committee during 2020 attended at least 75% of those meetings.

The principal functions of the Nominating, Corporate Governance and Sustainability Committee are detailed in the Nominating, Corporate Governance and Sustainability Committee charter, which is available on the Company’s website at www.oneatlas.com, and include, among others:

●	identifying potential qualified nominees for director and nominate candidates for the Board;

●	developing the Company’s corporate governance guidelines and additional corporate governance policies; and

●	reviewing and monitoring the Company’s approach to sustainability, including related policies and other disclosures, and overseeing strategy and performance for material environmental and social topics, including climate change and human capital.

The Nominating, Corporate Governance and Sustainability Committee also develops and recommends to the Board corporate governance principles and practices and assists in implementing them, including conducting a regular review of our corporate governance principles and practices.

The Nominating, Corporate Governance and Sustainability Committee has not established any minimum qualifications for non-employee director candidates that it recommends for nomination. Subject to the Nomination Agreement discussed elsewhere in this proxy statement, which provides certain of our stockholders with rights to designate director nominees, the Nominating, Corporate Governance and Sustainability Committee expects to use a variety of methods for identifying and evaluating nominees for director. In recommending director nominees to the Board apart from those nominees designated pursuant to the Nomination Agreement, the Nominating, Corporate Governance and Sustainability Committee will identify and screen director candidates (including incumbent directors for potential re-nomination and candidates recommended by stockholders in accordance with the Company’s policies as set forth in its proxy statement) consistent with criteria approved by the Board.

The Nominating, Corporate Governance and Sustainability Committee may also engage the services and pay the fees of external counsel and expert advisors, at the Company’s expense, to assist it in identifying potential director nominees or otherwise carrying out its duties and responsibilities. Subject to the Nomination Agreement, the Nominating, Corporate Governance and Sustainability Committee will assess the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, and the designation provisions of the Nomination Agreement do not apply, the Nominating, Corporate Governance and Sustainability Committee will consider whether and how to fill those vacancies and, if applicable, will consider various potential director candidates. Since the Atlas Business Combination, the Nominating, Corporate Governance and Sustainability has nominated, and the Board has approved, the appointment of two directors to the Board who are not affiliated with our Sponsor or Boxwood Sponsor, thus increasing the number of independent directors on the Board under SEC and NASDAQ rules. Each of Messrs. Bevan, Duncan, Henley, Jenkins, Ferraioli and Lemoine was appointed to the Board pursuant to the Nomination Agreement.

The Nominating, Corporate Governance and Sustainability Committee has not adopted specific, minimum qualifications or specific qualities or skills that must be met by a Nominating, Corporate Governance and Sustainability Committee-recommended nominee. The Nominating, Corporate Governance and Sustainability Committee will seek to ensure that the membership of the Board and each committee of the Board satisfies all relevant NASDAQ listing standard requirements and applicable laws and regulations and all requirements of our governance documents. The nature of the specific qualifications, qualities, experience or skills (including international versus domestic background, diversity, age, and legal and regulatory requirements) that the Nominating, Corporate Governance and Sustainability Committee may look for in any particular director nominee who is not a designee under the Nomination Agreement will depend on the qualifications, qualities and skills of the rest of the directors at the time of any vacancy on the Board. The Nominating, Corporate Governance and Sustainability Committee does not have a formal policy regarding the consideration of diversity in identifying director nominees beyond being seeking to establish a board that contains a diversity of viewpoints, backgrounds and experiences.

The Nominating, Corporate Governance and Sustainability Committee will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting. Our stockholders that wish to nominate a director for election to the Board should follow the procedures set forth in our certificate of incorporation and bylaws.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at www.oneatlas.com. To the extent required by law, any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Insider Trading and Policy on Hedging or Pledging of Stock

Our insider trading policy contains stringent restrictions on transactions in Company stock by executive officers, directors and certain other Company personnel. All trades by executive officers and directors must be pre-cleared and may only occur during a quarterly permitted period based on the timing of the release of the Company’s quarterly or annual financial results. Senior personnel of the Company are prohibited from selling any equity security of the Company if such person either (a) does not own the security sold or (b) does not deliver the security against such sale within twenty days thereafter or does not within five days after such sale deposit the security in the mails or other usual channels of transportation. Further, senior personnel of the Company are prohibited from purchasing, selling or engaging in any other transaction involving any derivative securities related to any equity securities of the Company. A “derivative security” includes any option, warrant, convertible security, stock appreciation right or similar security with an exercise or conversion price or other value related to the value of any equity security of the Company.

Board Leadership Structure and Role in Risk Oversight

Brian Ferraioli serves as the Chairman of the Board and L. Joe Boyer serves as our Chief Executive Officer. We believe that the most effective leadership structure at the present time is to have separate Chairman and Chief Executive Officer positions because this allows the Board to benefit from having two strong voices bringing separate views and perspectives to meetings. The Board periodically reviews the leadership structure and may make changes in the future.

The Board is responsible for overseeing the overall risk management process of the Company. Risk management is considered a strategic activity within the Company and responsibility for managing risk currently rests with executive management, while the Board participates in the oversight of the process. The oversight responsibility of the Board is enabled by management reporting processes designed to provide visibility to the Board about the identification, assessment and management of critical risks. Those areas of focus include strategic, operational, financial and reporting, compliance and other risks. The Audit Committee enhances the Board’s oversight of risk management and discusses with management, the independent auditor and the internal auditor policies with respect to risk assessment and risk management, including significant operating and financial risk exposures and the steps management has taken to monitor, control and report such exposures. Further, the Compensation Committee enhances the Board’s oversight of risk management by considering the impact of the Company’s compensation plans, and the incentives created by the Company’s compensation plans, on the Company’s risk profile.

Stockholder and Interested Party Communications

Stockholders are invited to communicate to the Board or its committees by writing to: Atlas Technical Consultants, Inc., Attention: Board of Directors, c/o L. Joe Boyer, Chief Executive Officer and Director, 13215 Bee Cave Parkway, Building B, Suite 230, Austin, Texas 78738. In addition, interested parties may communicate with the Chairman of the Board or with the non-management and independent directors of the Board as a group by writing to: Atlas Technical Consultants, Inc., Attention: Chairman of the Board of Directors, c/o Brian Ferraioli, Chairman of the Board, 13215 Bee Cave Parkway, Building B, Suite 230, Austin, Texas 78738.

Executive Sessions of Non-Management Directors

The Board has a practice of holding executive sessions of the independent directors. In addition, in order to comply with the listing requirements of NASDAQ and promote good governance, our governance guidelines require that the Board hold regular executive sessions in which the non-management directors meet without any members of management present, no less frequently than twice annually, and provide that in the event that the non-management directors include directors who are not independent under the listing requirements of NASDAQ, then at least once a year, there will be an executive session including only independent directors. Each year, the Company consistently holds a number of executive sessions of independent directors exceeding the minimum required under our governance guidelines. The purpose of these executive sessions is to promote open and candid discussion among the independent and non-management directors.

Committee Reports

Audit Committee Report

The principal purposes of the Audit Committee are to (i) oversee (a) the quality and integrity of the financial statements of the Company; (b) the Company’s financial reporting processes and financial statement audits; (c) the independent registered public accounting firm’s qualifications and independence; (d) the performance of the Company’s internal audit function and independent registered public accounting firm; (e) the Company’s system of internal controls over financial reporting, accounting, legal and regulatory compliance, and ethics, including the effectiveness of disclosure controls and controls over processes that could have a significant impact on the Company’s financial statements; and (f) the systems of disclosure controls and procedures; (ii) foster open communications among the independent registered public accounting firm, financial and senior management, internal audit and the Board; and (iii) encourage continuous improvement and foster adherence to the Company’s policies, procedures and practices at all levels. The role and responsibilities of the Audit Committee are fully set forth in the Audit Committee’s written charter, which was approved by the Board and is available on the Company’s website at www.oneatlas.com.

2021 Committee Engagement

In addition to the matters discussed below, the Audit Committee engages proactively with Grant Thornton and management as needed to understand the status and strategy of the Company’s audit and to discuss new accounting standards or potentially significant events that may impact the Company’s financial reporting.

Committee Composition

The Audit Committee consists of Company directors who satisfy the requirements of independence, financial literacy and other qualifications under applicable law and regulations of the SEC and the NASDAQ and is chaired by R. Foster Duncan. The Board annually reviews these standards and has determined that each of Messrs. Duncan and Ferraioli is an “audit committee financial expert” as defined by SEC and NASDAQ rules. The Audit Committee has directed the preparation of this report and has approved its content and submission to the stockholders.

Required Communications with Grant Thornton

The Audit Committee has discussed with Grant Thornton, the independent registered public accounting firm for the Company, the matters that are required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standards. The Audit Committee has received the written disclosures and letter from Grant Thornton, as required by the PCAOB, regarding Grant Thornton’s communications with the Audit Committee concerning independence and has discussed with Grant Thornton its independence. The Audit Committee has received reports from Grant Thornton and Company management relating to services provided by Grant Thornton and associated fees. In this regard, the Audit Committee has considered whether or not the provision of non-audit services by Grant Thornton for the year 2020 is compatible with maintaining the independence of the firm.

Committee Oversight and Assessment of Grant Thornton

 In connection with the evaluation, appointment and retention of the independent registered public accounting firm, each year the Audit Committee reviews and evaluates the qualifications, performance and independence of the independent registered public accounting firm and lead partner, including consideration of input from management. In doing so, the Audit Committee considers various factors including, but not limited to: the quality of services provided; technical expertise and knowledge of the industry and the Company’s business and operations; effective communication; objectivity; independence; and the potential impact of changing the independent registered public accounting firm.

Committee Oversight of Financial Statements

The Audit Committee reviewed and discussed with Company management and Grant Thornton the audited consolidated financial statements of the Company for 2020 and the audit of internal controls over financial reporting. The Audit Committee also discussed with Grant Thornton those matters required to be discussed by the applicable requirements of the PCAOB and SEC concerning the quality of the Company’s accounting principles as applied in our financial statements. In general, these auditing standards require the independent registered public accounting firm to communicate to the Audit Committee certain matters that are incidental to the audit, such as any initiation of, or changes to, significant accounting policies, management judgments, accounting estimates and audit adjustments; disagreements with management; the independent registered public accounting firm’s judgment about the quality of our accounting principles; significant audit risks identified and any changes from planned audit strategy; the use of specialists on the audit team; and issues for which the independent registered public accounting firm have consulted outside the engagement team.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

The Audit Committee of the Board of Directors:

R. Foster Duncan, Chair
Brian K. Ferraioli
Leonard K. Lemoine

Compensation Committee Report

As an emerging growth company, the Company is not required to include a Compensation Discussion and Analysis section or the related Compensation Committee Report in this proxy statement. We have elected to comply with these reduced compensation disclosure requirements, as permitted under the Jumpstart our Business Startups Act of 2012, as amended.

Compensation Committee Interlocks and Insider Participation

Mr. Kadenacy previously served as our Chief Executive Officer and Chairman of the Board. From the closing of the Atlas Business Combination until April 20, 2021, Mr. Kadenacy served on the Board as a director and no longer served as an officer or employee of the Company. No member of the Compensation Committee serves, or served during the fiscal year ended December 31, 2020, as a member of the board of directors or compensation committee of a company that has one or more executive officers serving as a member of the Board or Compensation Committee.

PROPOSAL 2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of Grant Thornton

We are asking our stockholders to ratify the selection of Grant Thornton as our independent registered public accounting firm to audit our financial statements for the 2021 fiscal year. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Grant Thornton to our stockholders for ratification as a matter of good corporate practice. If Grant Thornton is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection of Grant Thornton is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm if it determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE SELECTION OF GRANT THORNTON AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2021 FISCAL YEAR.

Audit Fees and Services

On April 17, 2020, the Audit Committee approved the appointment of Grant Thornton to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. Prior to that, the firm of Marcum LLP, or Marcum, acted as independent registered public accounting firm for Boxwood Merger Corp. (“Boxwood”) during the year ended December 31, 2019. Prior to Grant Thornton’s appointment as the Company’s independent registered public accounting firm and the consummation of the Atlas Business Combination, Grant Thornton served as the independent registered public accounting firm for Atlas Intermediate and ATC Group Partners LLC (“ATC Group”).

During the year ended December 31, 2019 and the subsequent period from December 31, 2019 through Grant Thornton’s appointment, there were no: (i) disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with its report or (ii) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K. No Marcum report on the Company’s financial statements for or during the year ended December 31, 2019, nor Grant Thornton’s report on the Company’s financial statements for or during the year ended December 31, 2020, contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles.

During the year ended December 31, 2019, and the subsequent period from December 31, 2019 through Grant Thornton’s appointment, the Company did not consult Grant Thornton with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company by Grant Thornton that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act and the related instructions to Item 304 of Regulation S-K under the Exchange Act, or a reportable event, as that term is described in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

We do not expect that representatives of Marcum will be present at the annual meeting, however, if present, these representatives, and representatives of Grant Thornton who we expect will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions (which should be submitted in advance of the annual meeting, as discussed above). The following is a summary of fees paid to Marcum and Grant Thornton for services rendered.

Audit Fees

Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements and services that were previously provided by Marcum in connection with regulatory filings.

Fees billed by Marcum for professional services rendered for the audit of Boxwood’s (and the Company’s following the Atlas Business Combination) annual financial statements, review of the financial information included in Boxwood’s Forms 10-Q for the respective periods and other required filings with the SEC for services rendered in the years ended December 31, 2020 and December 31, 2019 amounted to approximately $25,000 and $93,000, respectively. The above amount includes interim procedures and audit fees, as well as attendance at Audit Committee meetings.

Fees billed by Grant Thornton for professional services rendered for the audit of Atlas Intermediate and ATC Group’s (and the Company’s following the Atlas Business Combination) annual financial statements, review of the financial information included in Atlas Intermediate and ATC Group’s Forms 10-Q for the respective periods and other required filings with the SEC for services rendered in the years ended December 31, 2020 and December 31, 2019 amounted to $697,396 and $1,020,204, respectively. The above amounts include interim procedures and audit fees, as well as attendance at Audit Committee meetings.

Audit-Related Fees

Audit-related services consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

There were no fees paid to Marcum for consultations concerning financial accounting and reporting standards for services rendered in the years ended December 31, 2020 or December 31, 2019.

Fees billed by Grant Thornton for professional services rendered, for assurance and related services that are reasonably related to performance of the audit or review of the financial statements for Atlas Intermediate and ATC Group for services rendered in the years ended December 31, 2020 and December 31, 2019 amounted to $323,300 and $568,204, respectively.

Tax Fees

We paid Marcum $0 and $6,695 for tax compliance services rendered in the years ended December 31, 2020 and December 31, 2019, respectively.

We did not pay Grant Thornton for tax compliance services in the years ended December 31, 2020 or December 31, 2019.

All Other Fees

Marcum rendered no other services and we did not pay Marcum any other fees for the years ended December 31, 2020 or December 31, 2019.

Grant Thornton rendered no other services and we did not pay Grant Thornton any other fees for the years ended December 31, 2020 or December 31, 2019.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee, on at least an annual basis, reviews audit and non-audit services performed by our independent registered public accounting firm as well as the fees charged for such services. Our policy is that all audit and non-audit services must be pre-approved by the Audit Committee. All of such services and fees were pre-approved during the fiscal year ended December 31, 2020 by the Audit Committee.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The Company’s current executive officers are as follows:

Name	Age	Position
L. Joe Boyer(1)	57	Chief Executive Officer and Director
David D. Quinn Sr.(2)	49	Chief Financial Officer
Gary M. Cappa	66	Chief Operating Officer
Walter G. Powell(3)	50	Chief Accounting Officer
John Alex Mollere	49	Chief Administrative Officer
Laura L. Strunk(4)	38	Chief Legal Officer and Corporate Secretary
Priya Jain(5)	53	Chief Growth Officer
Jonathan M. Parnell(6)	35	Chief Strategy Officer

(1)	For biographical information on Mr. Boyer, see “Proposal 1. Election of Directors — Continuing Directors” beginning on page 11.
(2)	Mr. Quinn was appointed Chief Financial Officer of the Company in May 2020.
(3)	Mr. Powell was appointed Chief Accounting Officer of the Company in May 2020.
(4)	Ms. Strunk was appointed Chief Legal Officer and Corporate Secretary of the Company in October 2020.
(5)	Ms. Jain was appointed Chief Growth Officer of the Company in February 2021.
(6)	Mr. Parnell was appointed Chief Strategy Officer of the Company in February 2021.

David D. Quinn Sr. has served as the Company’s Chief Financial Officer since May 2020. Prior to becoming Chief Financial Officer, Mr. Quinn served as the Company’s Executive Vice President, Corporate Affairs since September 2019. Prior to joining the Company, Mr. Quinn held multiple executive level financial, administrative and operational roles. Mr. Quinn spent much of his early career, nearly 18 years, working within The Shaw Group family of companies, beginning in September 1996 with the OHM Corporation. Mr. Quinn held the role of Vice President of Business Management with The Shaw Group when ultimately acquired by Chicago Bridge and Iron in February 2013. In July of 2013, Mr. Quinn joined Atkins North America where he served in the Chief Financial Officer, Chief Operating Officer and Chief Executive Officer capacities. Mr. Quinn served on the Board of Directors of Atkins North America from 2014 to 2019. Mr. Quinn obtained a B.A. in political science and economics from the University of Massachusetts, an M.B.A. from Norwich University, an executive certificate in management and leadership from the MIT Sloan School of Management, and a leadership certificate from the University of Oxford Saïd Business School.

Gary M. Cappa has served as the Company’s Chief Operating Officer since March 2020. Prior to becoming Chief Operating Officer, Mr. Cappa served as Chief Operating Officer of Atlas Technical Consultants LLC since October 2019. Prior to joining the Company, Mr. Cappa served as the President and Chief Executive Officer of Consolidated Engineering Laboratories (“CEL”) from September 1985 to October 2019. While at CEL, Mr. Cappa successfully led and stimulated its growth from one to eight facilities in California, Utah, Nevada, and Hawaii. He has been in the testing and inspection industry for 38 years and is committed to upholding the highest standards of quality in testing and inspection. With strong expertise in problem resolution, serving as liaison between the owner and contractor, expediting project completion, and quality control, Mr. Cappa has been instrumental in developing successful programs to improve the services of testing agencies and their interaction with local jurisdictions. Mr. Cappa holds a B.A. in Geology and Earth Science from the University of California, Santa Barbara.

Walter G. Powell has served as the Company’s Chief Accounting Officer since May 2020. Prior to becoming Chief Accounting Officer, Mr. Powell served as the Company’s Chief Financial Officer since November 2017. Prior to becoming Chief Financial Officer of the Company, Mr. Powell served as an audit partner with Deloitte & Touche LLP for ten years, responsible for audits of public and private companies ranging in size from $20 million in revenue to $40 billion in revenue. Mr. Powell holds a B.S. in accounting from the University of New Orleans. He is a Certified Public Accountant and a member of the American Institute of CPAs.

John A. Mollere has served as the Company’s Chief Administrative Officer since January 2019. Mr. Mollere brings over 25 years of experience and leadership in corporate administration. Prior to joining the Company, Mr. Mollere served most recently as Chief Administrative Officer of ATC Group Services, a leading environmental consulting and engineering firm with locations across the United States which merged with the Company in 2019, from September 2005 to January 2019. There, Mr. Mollere led a diverse team of administrative professionals including legal, risk management, health and safety, procurement, information technology, and marketing communications. Prior to joining ATC Group Services, Mr. Mollere held a leadership position for over a decade in the risk management division of Fortune 500 company, The Shaw Group (now part of McDermott International, Inc.), where he served in multiple management roles from August 1994 to September 2005. Mr. Mollere has a B.S. in Toxicology from Northeast Louisiana University and is a Certified Safety Professional.

Laura L. Strunk has served as the Company’s Chief Legal Officer and Corporate Secretary since October 2020 and as the Company’s General Counsel since September 2020. Prior to joining the Company, she served as Associate General Counsel and Assistant Corporate Secretary for USA Compression Partners, LP (NYSE: USAC) in Austin, Texas since May 2018 and as Corporate Counsel at NuStar Energy LP (NYSE: NS) in San Antonio, Texas from April 2015 through April 2018. Ms. Strunk began her legal career in the New York City office of Vinson & Elkins LLP focusing on capital markets and mergers and acquisitions. Ms. Strunk served as a member of the Board of Trustees of the Southwest School of Art in San Antonio, Texas from 2017 to 2019. She holds a B.A. in Art History from Dartmouth College and a J.D. from the University of Virginia School of Law.

Priya Jain has served as the Company’s Chief Growth Officer since February 2021. Prior to joining the Company, Ms. Jain was with Atkins, most recently as a Senior Vice President and the Global Director of Sales since April 2020, and as a Senior Vice President of Business Development and Strategy since May 2015. Prior to Atkins, Ms. Jain was with CH2M Hill for over twenty years serving in various roles, most recently as a Vice President and the Leader for Enterprise Key Client and Pursuit Program from January 2013 to May 2015. Ms. Jain served as a member of the Board of Directors of the Louis F. Jonas Foundation from 2015 to 2019. She has also served as (i) an Advisory Board Member for City College of CUNY since 2017; (ii) a member of the Board of the IBBTA Foundation since 2017; (iii) the Founder of Prabhat, a non-profit focused on education of underprivileged children since 2010; and (iv) an Alternate Board Member of the Planning Board of the Township of Parsippany, New Jersey since February 2021. Ms. Jain holds a B.E. in Civil Engineering and an M.S. in Physics from the Birla Institute of Technology and Science as well as an M.S. in Environmental Engineering from SUNY Buffalo.

Jonathan M. Parnell has served as the Company’s Chief Strategy Officer since February 2021. Prior to that, Mr. Parnell was Vice President—Mergers and Acquisitions since February 2020 and Director of M&A and Integration from January 2019 to February 2020. Under both roles, Mr. Parnell led the Company’s Mergers & Acquisitions department. Prior to joining the Company, Mr. Parnell was the Director of Mergers & Acquisitions and Integration with ATC Group Services from April 2018 to January 2019 and Integration Manager for ATC from July 2016 to April 2018. Prior to ATC, he was the Commercial Manager for ARMS Reliability from May 2015 to July 2016. Mr. Parnell holds a B.S. in Business Administration from Louisiana State University and an M.B.A. from the McCombs School of Business at the University of Texas at Austin.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

The following disclosure describes the material components of the compensation for the Company’s three most highly compensated executive officers, who are referred to in this section as “Named Executive Officers,” for the fiscal year ended December 31, 2020. The Company is an “emerging growth company” as defined under the Jumpstart Our Business Startups (JOBS) Act. As such, the Company meets the disclosure requirements of Item 402 of Regulation S-K by providing the reduced disclosures required of a “smaller reporting company.”

Named Executive Officers

For the fiscal year ended December 31, 2020, the Company’s Named Executive Officers were as follows:

●	L. Joe Boyer, Chief Executive Officer;

●	David D. Quinn Sr., Chief Financial Officer; and

●	Gary M. Cappa, Chief Operating Officer.

The Named Executive Officers and their titles listed in this section are as of the fiscal year ended December 31, 2020. The Named Executive Officers are employed by Atlas Technical Consultants LLC (formerly Atlas Technical Consultants Intermediate Holdco LLC), an indirect, wholly-owned subsidiary of Atlas Intermediate Holdings LLC (“Atlas Intermediate”). In May of 2020, the Board appointed David D. Quinn Sr. to serve as the Chief Financial Officer of the Company.

Prior to the Atlas Business Combination in February 2020, none of Boxwood’s executive officers received any cash compensation for services rendered to Boxwood. Accordingly, this Compensation Discussion and Analysis (Narrative Disclosure to Summary Compensation Table) relates to the compensation of executive officers of Atlas Technical Consultants LLC prior to the Atlas Business Combination who became our executive officers following the Atlas Business Combination.

Summary Compensation Table

The following table presents summary information regarding the total compensation paid to, earned by and awarded to each of the Named Executive Officers during the fiscal years ended December 31, 2020 and 2019.

Name and Principal Position(1)	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)(2)	Option Awards ($)(3)	RSU Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
L. Joe Boyer,	2020	535,769	420,750	—	1,000,000	56,240	2,012,759
Chief Executive Officer	2019	500,000	675,000	2,209,960	—	58,400	3,443,360
David D. Quinn Sr.,	2020	327,615	212,150	—	250,000	48,560	838,325
Chief Financial Officer(6)	2019	86,154	100,000	—	—	—	186,154
Gary M. Cappa,	2020	351,500	212,150	—	300,000	29,560	893,210
Chief Operating Officer	2019	288,821	117,800	—	—	23,400	430,021

(1)	The Named Executive Officers are employed by Atlas Technical Consultants LLC (formerly Atlas Technical Consultants Intermediate Holdco LLC), which is an indirect wholly owned subsidiary of Atlas Intermediate.
(2)	Reflects awards under the Company’s Incentive Plan (as defined below) for the 2020 and 2019 performance years. In determining awards for 2019, the Company relied on its judgment after a comprehensive review of company and individual performance, as well as consideration of qualitative and other factors, without being tied to any formulas or pre-established weightings. Awards relating to the 2020 performance period were based on two performance metrics approved by the Compensation Committee in 2020: (i) Adjusted EBITDA, accounting for 75% of the target award; and (ii) Cashflow, accounting for 25% of the target award.
(3)	Reflects the grant date fair value of awards of Class A Units of Atlas Technical Consultants Holdings LP (“Atlas Holdings”). These amounts were determined as of the grant date in accordance with FASB ASC Topic 718 using assumptions about the expected waterfall payout and have been updated to correct an error in the previously disclosed amounts. Each Class A Unit represented an actual equity interest in Atlas Holdings that was designed to gain value only after the underlying assets of Atlas Holdings reached a certain level of growth and those persons who held certain other classes of equity in Atlas Holdings reached a certain level of return. The Class A Units reported in this table were historically reported as “Stock Awards.” However, despite the fact that the Class A Units did not require the payment of an exercise price, the Company believes these awards were economically similar to and more analogous to options or stock appreciation rights and, as such, they are properly classified as “options” for purposes of the SEC’s executive compensation disclosure rules under the definition provided in Item 402(m)(5)(i) of Regulation S-K as an instrument with “option-like features.” For more information regarding the Class A Units, please see the “Long Term Incentive Compensation” discussion below.
(4)	Reflects the grant date fair value of awards of restricted stock units (“RSUs”). The number of RSUs granted were based on the 20-day volume weighted average price (“VWAP”) of the Company’s Class A common stock for each of the twenty trading days prior to the grant date. Each RSU represents the right to receive one share of Class A common stock of the Company. The RSUs vest annually in equal increments over a three-year period, with the first tranche vesting on the first anniversary of the grant date.

(5)	Amounts reported in the “All Other Compensation” column include Company contributions to the Named Executive Officers’ 401(k) plan retirement accounts, car allowance amounts, amounts reimbursed through the Company’s medical reimbursement plan and employer-paid life insurance premiums, as reflected below.

Name	Year	Company 401(k) Plan Contributions	Executive Medical Plan	Car Allowance	Life Insurance Premiums	Total
L. Joe Boyer	2020	$11,400	$10,478	$13,300	$21,062	$56,240
	2019	$20,000	N/A	$16,800	$21,600	$58,400
David D. Quinn Sr.	2020	$11,400	$20,000	$16,800	$360	$48,560
	2019	$—	N/A	$—	$—	$—
Gary M. Cappa	2020	$11,400	$3,100	$14,700	$360	$29,560
	2019	$11,952	N/A	$8,400	$3,048	$23,400

(6)	Mr. Quinn commenced employment with the Company on September 1, 2019 and was not eligible to receive any Company 401(k) plan contributions or a car allowance during 2019. In 2020, Mr. Quinn was eligible to receive Company 401(k) plan contributions and a car allowance.

Narrative Disclosure to Summary Compensation Table

Base Salary

Each Named Executive Officer’s base salary is a fixed component of annual compensation for performing specific job duties and functions. The Board has established the annual base salary for the Chief Executive Officer and each of the Named Executive Officers at a level necessary to retain the individual’s services, and reviewed base salaries on an annual basis in consultation with the Chief Executive Officer with respect to the annual base salary of the Named Executive Officers other than the Chief Executive Officer. Subject to provisions of their respective employment agreements, as applicable, the Board has the ability to make adjustments to the base salary rates of the Named Executive Officers upon consideration of any factors that it deems relevant, including but not limited to: (a) any increase or decrease in the executive’s responsibilities, (b) the executive’s job performance and (c) the level of compensation paid to executives of other companies with which the Company competes for executive talent, as estimated based on publicly available information and the experience of members of the Board and the Chief Executive Officer.

Annual Non-Equity Incentive Plan Compensation

The Company’s annual non-equity, incentive plan-based awards have historically been of a discretionary nature and subject to performance targets established annually by the Board. For 2020, each Named Executive Officer was eligible to receive a target annual bonus of the following percentage of the executive’s base salary if all performance targets were met or exceeded: 100% for Mr. Boyer, 75% for Mr. Quinn and 75% for Mr. Cappa.

The non-equity, incentive plan-based awards for 2020 were paid in March 2021 following a year-end review of the applicable performance criteria. The actual amounts paid to each Named Executive Officer for service in 2020 are as follows:

Name	Award Payout
L. Joe Boyer	$420,750
David D. Quinn Sr.	$212,150
Gary M. Cappa	$212,150

The Named Executive Officers must generally be employed on the last day of the applicable performance period in order to receive payment of an annual non-equity, incentive plan-based award.

Health and Retirement Benefits

The Company provides medical, dental, vision, life insurance and disability benefits to all eligible employees. The Named Executive Officers are eligible to participate in these benefits on the same basis as all other employees. Beginning in 2020, the Company also maintains an executive medical reimbursement plan for certain members of senior management, including the Named Executive Officers, which provides up to 100% reimbursement for specified medical, prescription, dental and vision expenses, up to a maximum of $20,000 per year per Named Executive Officer.

The Company maintains a 401(k) savings plan that allows participants, including the Named Executive Officers, to defer up to 60% of cash compensation (subject to applicable Internal Revenue Service (“IRS”) guidelines). All of the Company’s employees are eligible participants. The Named Executive Officers are eligible to participate in the 401(k) plan on the same basis as all other employees. The Company may provide employer matching contributions under the 401(k) plan. In 2020, the Company’s matching contributions were equal to 100% of the first 3% of eligible compensation deferred by an employee and 50% of the next 2% of eligible compensation deferred, up to the annual allowable IRS limits. Matching contributions are 100% vested when made. In addition, the Company provides certain other perquisites to certain of the Named Executive Officers, including a car allowance and employer-paid life insurance premiums.

Long Term Incentive Compensation

Class A Unit Incentive Plan.    Prior to the consummation of the Atlas Business Combination, pursuant to the Atlas Technical Consultants Holdings LP Class A Unit Incentive Plan, as amended (the “Class A Equity Plan”), Atlas Holdings established the ability to grant equity interests in the form of Class A Units of Atlas Holdings (the “Class A Units”). Atlas Holdings reserved 1,644.09 Class A Units for issuance under the Class A Equity Plan. The Class A Units were reserved for issuance by Atlas Holdings for incentive purposes at the discretion of the board of managers of the general partner of Atlas Holdings. Class A Units were awarded to Messrs. Boyer, Cappa and Powell in 2017. The Class A Units were generally scheduled to vest over a four-year period, with 25% of the Class A Units vesting on each of the first four anniversaries of the grant date, subject to the participant not experiencing a termination before the applicable vesting date. The Class A Equity Plan contained provisions for accelerated vesting upon a change of control and upon the participant’s death or permanent disability. Upon termination of employment by the respective holder for cause or by the Company without good reason (excluding death or permanent disability), all Class A Units will be automatically cancelled and forfeited without payment. Upon termination of employment by the respective holder without cause, by the Company with good reason, or due to death or permanent disability, all unvested Class A Units (after taking into account any accelerated vesting) would be cancelled and forfeited without payment, and any vested Class A Units would be subject to repurchase at the fair market value of such units as of the date of termination in accordance with the applicable provisions of the Amended and Restated Limited Partnership Agreement of Atlas Technical Consultants Holdings LP, as amended (the “LP Agreement”).

The Class A Units were intended to be “profits interests” within the meaning of Revenue Procedures 93-27 and 2001-43 and IRS Notice 2005-43, and to provide economic incentives to service providers of Atlas Holdings in order to align their interests with equity holders of Atlas Holdings. The determination of participants and the number and series of Class A Units was within the sole discretion and authority of the board of managers of the general partner of Atlas Holdings. Pursuant to the LP Agreement, the general partner of Atlas Holdings could (i) establish a threshold amount that must be distributed to existing Class A Units before newly issued Class A Units may receive any distributions or (ii) authorize a new series of Class A Units and establish a participation threshold applicable to all Class A Units issued as part of such series. Distributions would be made first to the Common Partners (as defined in the LP Agreement) until those partners received a full return on their capital contributions plus a specified yield in accordance with the LP Agreement. Once the Common Partners received those amounts, distributions would then be made to the holders of vested Class A Units (pro rata in proportion to their ownership of the issued and outstanding vested Class A Units) in an amount calculated in accordance with the provisions of the LP Agreement. The remainder would be distributed to the Common Partners pro rata in accordance with their respective Common Percentage Interest (as defined in the LP Agreement).

Class A Unit Awards. Prior to their accelerated vesting in full in connection with the Atlas Business Combination, Messrs. Boyer, Cappa and Powell each held Class A Units under Class A Unit award agreements with Atlas Holdings. In connection with the Atlas Business Combination in 2020, the vesting of all outstanding Class A Units was accelerated and the awards converted into Holdings Units along with an equal number of shares of the Company’s Class B common stock.

Atlas Technical Consultants, Inc. 2019 Omnibus Incentive Plan.    On February 14, 2020, the Board adopted the Atlas Technical Consultants, Inc. 2019 Omnibus Incentive Plan (the “Incentive Plan”) previously approved by the stockholders of the Company at the Company’s special meeting of stockholders held on February 11, 2020, effective upon the consummation of the Atlas Business Combination. The Company began offering long-term incentives to the Named Executive Officers in 2020 through grants of RSUs under the Incentive Plan, which are intended to align the interests of service providers (including Named Executive Officers) with those of the Company’s stockholders. The material terms of the Incentive Plan are described in the section entitled “The Incentive Plan Proposal” in the Company’s Definitive Proxy Statement, as amended, originally filed with the SEC on November 12, 2019, which is incorporated herein by reference.

Restricted Stock Unit (RSU) Awards. On May 15, 2020, each of the Named Executive Officers received an award of RSUs, which vest in equal increments over a three-year period, as follows: one-third on May 15, 2021, one-third on May 15, 2022 and one-third on May 15, 2023. Each RSU represents the right to receive one share of Class A common stock, par value $0.0001 per share (“Class A common stock”), of the Company. Except as otherwise provided in the applicable RSU award agreement, the shares of Class A common stock underlying the RSUs will be delivered to the Named Executive Officer within 30 days of the applicable vesting date.

See “Employment Agreements and Potential Payments Upon Termination or Change in Control” below for a discussion of the provisions of the Named Executive Officers’ employment agreements that relate to the compensation elements discussed above.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes, for each of the Named Executive Officers, the number of RSUs in the Company held as of December 31, 2020.

Name	Number of Outstanding RSUs (#)(1)		Grant Date Fair Value of Outstanding RSUs ($)
L. Joe Boyer	107,066	(2)	$1,000,000
David D. Quinn Sr.	26,766	(3)	$250,000
Gary M. Cappa	32,119	(4)	$300,000

(1)	The number of RSUs granted were based on the 20-day volume weighted average price (“VWAP”) of the Company’s Class A common stock for each of the twenty trading days prior to the grant date.
(2)	Mr. Boyer’s RSUs vest in equal one-third increments on the following dates: May 15, 2021; May 15, 2022; and May 15, 2023.
(3)	Mr. Quinn’s RSUs vest in equal one-third increments on the following dates: May 15, 2021; May 15, 2022; and May 15, 2023.
(4)	Mr. Cappa’s RSUs vest in equal one-third increments on the following dates: May 15, 2021; May 15, 2022; and May 15, 2023.

Employment Agreements and Potential Payments Upon Termination or Change in Control

The Company has entered into employment agreements with each of the Named Executive Officers. Capitalized terms appearing in the following descriptions but not defined therein are as defined in the applicable employment agreement.

L. Joe Boyer.    On August 12, 2019, Boxwood entered into an employment agreement with Mr. Boyer (the “Current Boyer Agreement”), which replaced his previous employment agreement (the “Prior Boyer Agreement”) with Atlas Technical Consultants LLC dated as of October 23, 2017, pursuant to which he became Chief Executive Officer of the Company, effective as of the consummation of the Atlas Business Combination. The Current Boyer Agreement supersedes the Prior Boyer Agreement. The initial term of the Current Boyer Agreement is three years, with automatic one-year renewals thereafter. Under the terms of the Current Boyer Agreement, Mr. Boyer is (i) entitled to an annualized base salary of $550,000; (ii) eligible to receive an annual bonus with a target opportunity of 100% of his then-current base salary and a maximum of 200% of his then-current base salary, with the amount payable to be determined based on financial metrics to be decided by the Compensation Committee in good faith consultation with Mr. Boyer; (iii) eligible to receive, pursuant to the Incentive Plan, annual equity grants with a target grant date value of no less than 100% of his then-current base salary, in an amount and pursuant to such terms and conditions as the Compensation Committee decides; (iv) entitled to participate in the Company’s health, insurance, retirement and other employee benefits; (v) entitled to maintenance, at the Company’s cost, of his life insurance policy; and (vi) entitled to a monthly car allowance of no less than $1,400. The Company is also obligated to use commercially reasonable efforts to support Mr. Boyer’s nomination to serve as a member of the Board.

Under the Current Boyer Agreement, if Mr. Boyer’s employment is terminated due to his death or Permanent Disability, by the Company through non-renewal, by the Company without Cause or by Mr. Boyer for Good Reason, he will be entitled to (i) a lump sum payment of 200% of his then-current base salary; (ii) a lump sum payment equal to his target bonus; (iii) a pro-rata bonus, calculated based on actual performance as if Mr. Boyer had remained employed through the remainder of the applicable performance period; (iv) accelerated vesting of all outstanding equity awards (with any unvested performance-based awards deemed achieved based on actual performance); and (v) continuation of health benefits at the Company’s expense for up to two years. If Mr. Boyer’s employment is terminated within the 90-day period before or the during the two-year period after a Change in Control, he will be entitled to receive (i) a lump sum payment equal to 250% of his then-current base salary; (ii) a lump sum payment equal to 150% of his target bonus; (iii) a pro-rata bonus, calculated based on actual performance as if Mr. Boyer had remained employed through the remainder of the applicable performance period; (iv) accelerated vesting of all outstanding equity awards (with any unvested performance-based awards deemed achieved based on actual performance); and (v) continuation of health benefits at the Company’s expense for up to 30 months. All severance benefits under the Current Boyer Agreement are contingent on Mr. Boyer signing and not revoking a release of claims and compliance with the terms of the Current Boyer Agreement.

Mr. Boyer has also agreed to certain confidentiality, non-competition, non-solicitation and non-disparagement covenants under the Current Boyer Agreement. The confidentiality covenants apply during the term of the agreement and at all times thereafter, and the non-competition and non-solicitation covenants apply during the term of the agreement and for two years following Mr. Boyer’s termination of employment. The non-disparagement covenant is mutual and applies at all times during employment and thereafter. In the event of Mr. Boyer’s breach of a restrictive covenant during his employment with the Company, Mr. Boyer could be terminated for Cause (provided that the breach constituted a material violation of the Current Boyer Agreement). The Current Boyer Agreement does not prohibit the Company from waiving a breach of a restrictive covenant.

Gary M. Cappa.    On November 16, 2017, Engineering & Testing Services, LLC, currently an indirect wholly owned subsidiary of Atlas Technical Consultants LLC, entered into an employment agreement with Mr. Cappa (the “Initial Cappa Agreement”). Under the terms of the Initial Cappa Agreement, Mr. Cappa received an annualized base salary of $265,000. Mr. Cappa was eligible under the agreement to (i) earn a discretionary annual bonus in an amount up to 30% of his base salary, (ii) receive discretionary grants of incentive equity interests in Atlas Holdings, (iii) participate in applicable benefit plans and other benefits provided generally to similarly situated employees and (iv) receive reimbursement for reasonable business expenses.

Effective as of October 1, 2019, Atlas Technical Consultants LLC amended the Initial Cappa Agreement (as so amended, the “Amended Cappa Agreement”) pursuant to which he became the Chief Operating Officer of Atlas Technical Consultants LLC. The initial term under the Amended Cappa Agreement was three years from the effective date of the closing of the business transaction pursuant to which Engineering & Testing Services, LLC became an indirect wholly owned subsidiary of Atlas Technical Consultants Intermediate Holdco LLC (n/k/a Atlas Technical Consultants LLC), with automatic one-year renewals thereafter. Under the terms of the Amended Cappa Agreement, Mr. Cappa was (i) entitled to an annualized base salary of $370,000; (ii) eligible to receive an annual bonus with a target opportunity of 50% of his then-current base salary, with the amount payable to be determined based on financial metrics to be decided by the Board in consultation with Mr. Cappa; (iii) eligible to receive annual equity grants under the Company’s long-term incentive plan with a target grant date value of no less than 50% of his then-current base salary, in an amount and pursuant to such terms and conditions as the Compensation Committee would decide; (iv) eligible to participate in the Company’s health, insurance, retirement and other employee benefits; and (v) entitled to a monthly car allowance of no less than $700.

Effective as of May 11, 2020, the Company entered into a new employment agreement with Mr. Cappa in his capacity as Chief Operating Officer (the “Current Cappa Agreement”). The initial term of Mr. Cappa’s employment under the Current Cappa Agreement commenced on May 11, 2020 and continues until December 31, 2021, unless otherwise terminated. After the initial term, the term of Mr. Cappa’s employment is automatically extended for subsequent one-year periods unless either party provides written notice of non-renewal at least 60 days prior to the expiration of the then-current initial term or renewal term.

Under the terms of the Current Cappa Agreement, Mr. Cappa (i) receives an annualized base salary of $370,000; (ii) is eligible to receive an annual bonus with a target opportunity of 75% of his then-current base salary, with the actual amount to be determined based on financial metrics to be decided by the Board; (iii) is eligible to receive annual equity grants pursuant to the Company’s long-term incentive plan; and (iv) is entitled to a monthly car allowance of $1,400.

If Mr. Cappa’s employment under the Current Cappa Agreement is terminated due to his death or Permanent Disability, by the Company without Cause or by Mr. Cappa for Good Reason, he will be entitled to (i) all accrued but unpaid base salary, unreimbursed expenses and other accrued obligations under the Company’s employee plans through the date of termination; (ii) an amount equal to 100% of his then-current base salary, payable in equal installments over twelve months in accordance with the Company’s payroll practices; (iii) a pro-rata bonus for the year of termination, calculated based on actual performance; and (iv) in the case of a termination by the Company without Cause or by Mr. Cappa for Good Reason only, (x) continuation of health benefits under COBRA at the same cost applicable to active employees of the Company for up to twelve months and (y) accelerated vesting of equity awards that would have vested in the one-year period immediately following the date of such termination (with any unvested performance-based awards deemed achieved based on the greater of actual and target performance) (items (i) through (iv), collectively, the “Cappa Severance”). If the Current Cappa Agreement is terminated by the Company without Cause or by Mr. Cappa for Good Reason within the 90 days prior to, or during the two-year period following, a Change in Control, he will be entitled to receive (i) the Cappa Severance; and (ii) accelerated vesting of all outstanding equity awards (with any unvested performance-based awards deemed achieved based on the greater of actual and target performance). If the Current Cappa Agreement is terminated by Mr. Cappa without Good Reason or by the Company for Cause, he will be entitled to only any accrued obligations, and if the agreement is terminated due to non-renewal by either party, Mr. Cappa will receive the accrued obligations and accelerated vesting of equity awards that would have vested in the one-year period immediately following the date of such termination (with any unvested performance-based awards deemed achieved based on the greater of actual and target performance). Notwithstanding the above, any payments to Mr. Cappa following the termination of the Current Cappa Agreement are contingent on Mr. Cappa signing and not revoking a release of claims and compliance with the terms of the Current Cappa Agreement.

The Current Cappa Agreement also includes perpetual confidentiality, work product and non-disparagement covenants, as well as non-competition and non-interference covenants that apply during employment and for a period of twelve months following the termination of Mr. Cappa’s employment, except for certain terminations following a Change in Control, in which case the non-interference covenants continue to apply for 24 months following the termination of Mr. Cappa’s employment.

David D. Quinn Sr.    Effective as of May 11, 2020, the Company entered into an employment agreement with Mr. Quinn in his capacity as Chief Financial Officer (the “Current Quinn Agreement”). The initial term of Mr. Quinn’s employment under the Current Quinn Agreement commenced on May 11, 2020 and continues until May 11, 2023 unless otherwise terminated. After the initial three-year term, the term of Mr. Quinn’s employment is automatically extended for subsequent one-year periods unless either party provides written notice of non-renewal at least 60 days prior to the expiration of the then-current initial term or renewal term.

Under the terms of the Current Quinn Agreement, Mr. Quinn (i) receives an annualized base salary of $370,000; (ii) is eligible to receive an annual bonus with a target opportunity of 75% of his then-current base salary, with the actual amount to be determined based on financial metrics to be decided by the Board; (iii) is eligible to receive annual equity grants pursuant to the Company’s long-term incentive plan; and (iv) is entitled to a monthly car allowance of $1,400.

If the Current Quinn Agreement is terminated due to his death or Permanent Disability, by the Company without Cause or by him for Good Reason, he will be entitled to (i) all accrued but unpaid base salary, unreimbursed expenses and other accrued obligations under the Company’s employee plans through the date of termination; (ii) an amount equal to 100% of his then-current base salary, payable in equal installments over twelve months in accordance with the Company’s payroll practices; (iii) a pro-rata bonus for the year of termination, calculated based on actual performance; and (iv) in the case of a termination by the Company without Cause or by Mr. Quinn for Good Reason only, (x) continuation of health benefits under COBRA at the same cost applicable to active employees of the Company for up to twelve months and (y) accelerated vesting of equity awards that would have vested in the one-year period immediately following the date of such termination (with any unvested performance-based awards deemed achieved based on the greater of actual and target performance) (items (i) through (iv), collectively, the “Quinn Severance”). If the Current Quinn Agreement is terminated by the Company without Cause or by Mr. Quinn for Good Reason within the 90 days prior to, or during the two-year period following, a Change in Control, he will be entitled to receive (i) the Quinn Severance; and (ii) accelerated vesting of all outstanding equity awards (with any unvested performance-based awards deemed achieved based on the greater of actual and target performance). If the Current Quinn Agreement is terminated by Mr. Quinn without Good Reason or by the Company for Cause, he will be entitled to only any accrued obligations, and if the agreement is terminated due to non-renewal by either party, Mr. Quinn will receive the accrued obligations and accelerated vesting of equity awards that would have vested in the one-year period immediately following the date of such termination (with any unvested performance-based awards deemed achieved based on the greater of actual and target performance). Notwithstanding the above, any payments to Mr. Quinn following the termination of the Current Quinn Agreement are contingent on Mr. Quinn signing and not revoking a release of claims and compliance with the terms of the Current Quinn Agreement.

The Current Quinn Agreement also includes perpetual confidentiality, work product and non-disparagement covenants, as well as non-competition and non-interference covenants that apply during employment and for a period of twelve months following the termination of Mr. Quinn’s employment, except for certain terminations, including a termination by the Company without Cause, in which case the non-competition covenant does not apply following termination, or following a Change in Control, in which case the non-interference covenants continue to apply for 24 months following the termination of Mr. Quinn’s employment.

Director Compensation

For the year ended December 31, 2020, the Company’s non-employee directors who were not employed by or affiliated with Bernhard Capital Partners received compensation generally consisting of a combination of RSUs and cash awards.

The following table shows the total compensation paid to the Company’s non-employee directors who are not employed by or affiliated with Bernhard Capital Partners for the year ended December 31, 2020.

Name	Fees Paid in Cash ($)	RSU Awards($)(1)	Total
R. Foster Duncan(2)	$65,000	$100,000	$165,000
Brian K. Ferraioli	$120,000	$180,000	$300,000
Stephen M. Kadenacy(2)	$65,000	$100,000	$165,000
Leonard K. Lemoine	$55,000	$100,000	$155,000
Joseph E. Reece(3)	$—	$155,000	$155,000
Daniel G. Weiss	$55,000	$100,000	$155,000
Raquel G. Richmond(4)	$25,833	$—	$25,833

(1)	On March 19, 2020 (the “2020 Grant Date”) each of the non-employee directors who were not employed by or affiliated with Bernhard Capital Partners received an award of RSUs, which were fully vested as of the 2020 Grant Date. Each RSU represented the right to receive one share of Class A common stock of the Company. The shares of Class A common stock underlying the RSUs were delivered to the recipients on December 1, 2020.

(2)	Each of Messrs. Duncan and Kadenacy received $10,000 of additional cash compensation for their responsibilities as Chair of the Audit Committee and the Compensation Committee, respectively.
(3)	Mr. Reece, Board member until his resignation effective June 18, 2020, received the same level of compensation but elected to receive his entire compensation in the form of RSUs.
(4)	Ms. Richmond received a pro rata amount of cash compensation based on the portion of 2020 that she served on the Board. Due to a familial relationship with a Senior Advisor to the President of the United States which prevents her from receiving equity compensation, Ms. Richmond receives solely cash compensation for her service on the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding the beneficial ownership of the Company’s voting common stock as of April 16, 2021 by:

●	each person known to be the beneficial owner of more than 5% of our outstanding common stock;

●	each of our executive officers and directors; and

●	all executive officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options that are currently exercisable or exercisable within 60 days.

The table below represents beneficial ownership of our voting common stock, comprised of Class A common stock and Class B common stock. The beneficial ownership of our voting common stock is based on 36,018,978 shares of common stock outstanding and entitled to vote, consisting of 30,590,953 shares of Class A common stock and 5,428,025 shares of Class B common stock.

Name and Address of Beneficial Owner(1)	Number of Class A shares		Number of Class B shares		Class A %		Class B %	Total Common Stock %
Directors, Executive Officers
L. Joe Boyer	46,689	(2)	668,748		*		12.32%	1.99%
David D. Quinn Sr.	83,922	(3)	—		*		—	*
Gary M. Cappa	82,119	(4)	2,007,185	(5)	*		36.99%	5.80%
Walter G. Powell	35,638	(6)	239,363		*		4.41%	*
Priya Jain	—		—		—
John Alex Mollere	1,785	(7)	67,358		*		*	*
Jonathan M. Parnell	11,513	(8)	—		*		*	*
Laura L. Strunk	—		—		—		—	—
Stephen M. Kadenacy(14)(18)(21)	528,115	(9)	—		1.73	%(20)	—	1.47	%(20)
Brian K. Ferraioli	24,591	(10)	—		*		—	*
Leonard K. Lemoine	56,995	(11)	—		*		—	*
Thomas H. Henley	—		—		—		—	—
Jeff S. Jenkins(21)	—		—		—		—	—
R. Foster Duncan	11,995	(12)	—		*		—	*
Daniel G. Weiss	11,995	(13)	—		*		—	*
Raquel G. Richmond	—		—		—		—	—
All Directors and Executive Officers as a Group (Sixteen Individuals)	895,357		2,982,654		2.93	%(20)	54.95%	10.77	%(20)
Five Percent Holders:
Bernhard Capital Partners(15)	16,883,244		—		55.19%		—	46.87%
Engineering & Testing Services(16)	—		1,984,980		—		36.57%	5.51%
GSO Entity(17)	2,200,000		—		7.19%		—	6.11%
MIHI LLC(18)(19)	1,784,625		—		5.83	%(20)	—	4.95	%(20)

*	Less than 1%.
(1)	Unless otherwise noted, the business address of each of the stockholders listed is 13215 Bee Cave Parkway, Building B, Suite 230, Austin, Texas 78738.

(2)	Excludes shares of Class A common stock underlying the unvested 71,377 Restricted Stock Units (“RSUs”) granted on May 15, 2020, which are scheduled to vest in equal increments on May 15, 2022, and May 15, 2023.
(3)	Excludes shares of Class A common stock underlying the unvested 17,844 RSUs granted on May 15, 2020, which are scheduled to vest in equal increments on May 15, 2022, and May 15, 2023.
(4)	Excludes shares of Class A common stock underlying the unvested 21,466 RSUs granted on May 15, 2020, which are scheduled to vest in equal increments on May 15, 2022, and May 15, 2023.
(5)	Includes the beneficial ownership of 1,984,980 shares of Class B common stock owned by the Engineering & Testing Services Group (see footnote 16). Mr. Cappa may be deemed to beneficially own shares directly or indirectly controlled by the Engineering & Testing Services Group, but disclaims such beneficial ownership except to the extent of his pecuniary interest therein.
(6)	Excludes shares of Class A common stock underlying the unvested 14,275 RSUs granted on May 15, 2020, which are scheduled to vest in equal increments on May 15, 2022, and May 15, 2023.
(7)	Excludes shares of Class A common stock underlying the unvested 3,568 RSUs granted on May 15, 2020, which are scheduled to vest in equal increments on May 15, 2022, and May 15, 2023.
(8)	Excludes shares of Class A common stock underlying 75,000 unvested RSUs granted on December 31, 2020 (the “2020 Parnell RSUs”). The 2020 Parnell RSUs vest in full on December 31, 2022, subject to certain forfeiture and accelerated vesting provisions set forth in the applicable award agreement. Also excludes shares of Class A common stock underlying the unvested 8,922 RSUs granted on May 15, 2020, which are scheduled to vest in equal increments on May 15, 2022, and May 15, 2023.
(9)	Excludes 11,261 shares of Class A common stock underlying unvested RSUs granted on March 3, 2021.
(10)	Excludes 20,270 shares of Class A common stock underlying unvested RSUs granted on March 3, 2021.
(11)	Excludes 11,261 shares of Class A common stock underlying unvested RSUs granted on March 3, 2021.
(12)	Excludes 11,261 shares of Class A common stock underlying unvested RSUs granted on March 3, 2021.
(13)	Excludes 11,261 shares of Class A common stock underlying unvested RSUs granted on March 3, 2021.
(14)	Comprised of 516,120 shares of Class A common stock issued to Mr. Kadenacy in connection with the dissolution of Boxwood Sponsor LLC, as further described below, and 11,995 shares of Class A common stock underlying vested RSUs granted to Mr. Kadenacy on March 19, 2020, which were settled in shares of Class A common stock on December 3, 2020.
(15)	Based on the Schedule 13D/A filed with the Securities and Exchange Commission on February 9, 2021. Comprised of 8,971,339 shares of Class A common stock held by AS&M SPV, LLC (“AS&M SPV”) and 7,911,905 shares of Class B common stock held by Arrow Environmental SPV, LLC (“Arrow SPV”), all of which are owned indirectly by the BCP Energy Services Funds (as defined below). Each of AS&M SPV and Arrow SPV is a limited partner of AS&M Holdings LP (“AS&M Holdings”). The general partner of AS&M Holding is AS&M Holdings GP LLC (formerly known as “Atlas Technical Consultants Holdings GP LLC”), which is indirectly wholly owned by BCP Energy Services Fund, LP, BCP Energy Services Fund-A, LP and BCP Energy Services Executive Fund, LP (collectively, the “BCP Energy Services Funds”). The general partner of all three BCP Energy Services Funds is BCP Energy Services Fund GP, LP. The general partner of BCP Energy Services Fund GP, LP is BCP Energy Services Fund UGP, LLC. BCP Energy Services Fund UGP, LLC is managed by J. M. Bernhard, Jr. and Jeff Jenkins. Each of the BCP entities and Messrs. Bernhard and Jenkins may be deemed to beneficially own such shares directly or indirectly controlled, but each disclaims beneficial ownership of such shares in excess of its or their pecuniary interest therein. The address of each of the BCP entities and Messrs. Bernhard and Jenkins is 400 Convention Street, Suite 1010, Baton Rouge, Louisiana 70802.
(16)	Comprised of 1,336,983 shares of Class B common stock held directly by Engineering & Testing Services Holdings Corporation (“ETSHC”), 512,085 shares of Class B common stock held directly by Engineering Services Holdings Corporation (“ESHC”) and 135,912 shares of Class B common stock held directly by CEL Consulting Holdings Corporation (“CELCHC,” and together with ETSHC and ESHC, the “Engineering & Testing Services Group”). The Engineering & Testing Services Group entities are managed by Gary Cappa. Each of the Engineering & Testing Services Group entities may be deemed to beneficially own such shares directly or indirectly controlled thereby, but each disclaims beneficial ownership of such shares in excess of its pecuniary interest therein. Mr. Cappa may be deemed to beneficially own such shares directly or indirectly controlled thereby, but disclaims such beneficial ownership except to the extent of his pecuniary interest therein. The principal business address of ETSHC and CELCHC is 2001 Crow Canyon Road, Suite 200, San Ramon, California 94583 and the principal business address of ESHC is 2791 S. Victory View Way, Boise, Idaho 83709.
(17)	Comprised of 2,200,000 shares of Class A common stock. GSO Capital Opportunities Fund III LP (the “GSO Entity”) directly holds the reported shares shown above. GSO Capital Opportunities Associates III LLC is the general partner of GSO Capital Opportunities Fund III LP. GSO Holdings I L.L.C. is the managing member of GSO Capital Opportunities Associates III LLC. Blackstone Holdings II L.P. is the managing member of GSO Holdings I L.L.C. with respect to securities beneficially owned by the GSO Entity. Blackstone Holdings I/II GP L.L.C. is the general partner of each of Blackstone Holdings I L.P. and Blackstone Holdings II L.P. The Blackstone Group Inc. is the sole member of Blackstone Holdings I/II GP L.L.C. Blackstone Group Management L.L.C. is the sole holder of the Class C common stock of The Blackstone Group Inc. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of the foregoing entities and individuals disclaims beneficial ownership of the securities held directly by the GSO Entity (other than the GSO Entity to the extent of its direct holdings). The principal business address of this stockholder is c/o GSO Capital Partners LP, 345 Park Avenue, 31st Floor, New York, New York 10154.

(18)	On December 29, 2020, Boxwood Sponsor LLC (“Boxwood Sponsor”) transferred an aggregate of 2,918,750 shares previously held by Boxwood Sponsor to Boxwood Sponsor’s individual members, of which 1,653,750 shares were transferred to MIHI Boxwood Sponsor, LLC (“MIHI Boxwood Sponsor”). Comprised of 1,784,625 shares of Class A common stock held by MIHI. This includes 1,584,625 shares of Class A common stock held by MIHI that were distributed to MIHI Boxwood Sponsor following the dissolution of Boxwood Sponsor LLC and then further distributed to MIHI following the dissolution of MIHI Boxwood Sponsor. MIHI is a member managed LLC indirectly controlled by Macquarie Group Limited (“Macquarie”), a publicly listed company in Australia. Shemara Wikramanayake is the chief executive officer of Macquarie and in such position has voting and dispositive power with respect to securities held by MIHI. By virtue of the relationships described in this footnote, Macquarie and Ms. Wikramanayake may be deemed to share beneficial ownership of all shares held by MIHI. Each of Macquarie and Ms. Wikramanayake expressly disclaims any such beneficial ownership, except to the extent of their individual pecuniary interests therein. The principal business address of each of MIHI is 125 West 55th Street, L-22, New York, NY 10019-5369. The principal business address of Macquarie Group Limited is 50 Martin Place, Sydney, NSW, C3, 2000.

(19)	Based on the Form 4 filed with the Securities and Exchange Commission on February 16, 2021. On February 11, 2021, MIHI Boxwood Sponsor, LLC (the “MIHI Boxwood Sponsor”) transferred an aggregate of 1,653,750 shares previously held by MIHI Boxwood Sponsor to Boxwood Sponsor's individual members, of which 1,584,625 shares were transferred to MIHI LLC (“MIHI”) and 69,125 shares were transferred to another member of MIHI Boxwood Sponsor. Macquarie Group Limited (“Macquarie Group”) is the ultimate indirect parent of MIHI and may be deemed to own the Company’s securities held thereby. MIHI LLC owns a majority interest in, and is the sole manager of, MIHI Boxwood Sponsor, LLC. As such, MIHI LLC may be deemed to beneficially own the shares held by our Sponsor. MIHI LLC is a member managed LLC. MIHI LLC is indirectly controlled by Macquarie Group Limited, a publicly listed company in Australia. Shemara Wikramanayake is the chief executive officer of Macquarie Group Limited and in such position has voting and dispositive power with respect to securities held by MIHI Boxwood Sponsor, LLC. By virtue of the relationships described in this footnote, Macquarie Group Limited and Ms. Wikramanayake may be deemed to share beneficial ownership of all shares held by MIHI Boxwood Sponsor, LLC. Each of Macquarie Group Limited and Ms. Wikramanayake expressly disclaims any such beneficial ownership, except to the extent of their individual pecuniary interests therein. The address of each of MIHI LLC and MIHI Boxwood Sponsor, LLC is c/o Macquarie Capital (USA) Inc., 125 West 55th Street, L-22, New York, New York 10019-5369.
(20)	Until the dissolution of Boxwood Sponsor LLC on December 29, 2020, 2,225,000 shares of Class A common stock were held by Boxwood Sponsor LLC (“Boxwood Sponsor”), which was jointly owned and managed by MIHI Boxwood Sponsor, LLC and Boxwood Management Company, LLC (“Boxwood Management”). Mr. Stephen M. Kadenacy owned a majority interest in, and was the sole manager of, Boxwood Management. As such, Mr. Kadenacy was deemed to beneficially own the shares held by Boxwood Management or Boxwood Sponsor. In connection with the dissolution of Boxwood Sponsor, Mr. Kadenacy received 516,120 shares of Class A Common Stock and is no longer deemed to beneficially own the Class A Common Stock formerly owned by Boxwood Sponsor.
(21)	Each of Mr. Kadenacy and Mr. Jenkins resigned from the Board effective April 20, 2021.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Founder Shares

Following the completion of the Atlas Business Combination, the Seller and its limited partners (the “Continuing Members”) owned an aggregate of 23,974,368 Holdings Units redeemable on a one-for-one basis for shares of Class A common stock. Upon the redemption by any Continuing Member of Holdings Units for shares of Class A common stock, a corresponding number of shares of our Class B common stock held by such Continuing Member will be cancelled. Prior to the Atlas Business Combination, the initial stockholders held all 5,000,000 shares of the Company’s issued and outstanding Class F common stock. Following the conversion of each outstanding share of our Class F common stock to one share of Class A common stock in connection with the Atlas Business Combination, Boxwood LLC owned an aggregate 2,225,000 shares of Class A common stock and 3,750,000 Private Placement Warrants. See “Tender Offer and Warrant Exchange” below regarding the exchange of the Private Placement Warrants for the Company’s Class A common stock.

Tender Offer and Warrant Exchange

Public Warrants

In November 2018, the Company consummated its initial public offering of units, each consisting of one share of Class A common stock and one Public Warrant. At the commencement of the Atlas Business Combination, there were 20,000,000 Public Warrants outstanding. Each Public Warrant entitled the holder to purchase one share of Class A common stock at a price of $11.50 per share. The Public Warrants were set to expire five years after the closing of the Atlas Business Combination or earlier upon redemption or liquidation.

 In October 2020, the Company offered each holder of its outstanding warrants, including the Public Warrants and the Private Placement Warrants the opportunity to exchange their warrants for shares of the Company’s Class A common stock, par value $0.0001 per share. Each holder was set to receive 0.1665 or 0.185 shares of Class A common stock in exchange for each outstanding warrant tendered by the holder and exchanged pursuant to the terms of the offer. The redemption rate was dependent upon whether the warrant holder tendered their warrants prior to the offer deadline. Warrant holders who tendered their warrants for exchange prior to the expiration of the tender offer period received the 0.185 conversion rate, and any warrant holders who did not tender their warrants by the appropriate deadline received the 0.1665 conversion rate. The Company concluded the offer in November 2020 and all Warrants were converted to Class A common stock by December 31, 2020.

Private Placement Warrants

Upon closing of the Boxwood initial public offering, Boxwood Sponsor purchased an aggregate of 3,750,000 Private Placement Warrants. Each Private Placement Warrant was exercisable for one share of Class A common stock at a price of $11.50. The Private Placement Warrants were identical to the Public Warrants discussed above, except (i) they would not be redeemable by the Company so long as they were held by Boxwood Sponsor and (ii) they were not exercisable by the holders on a cashless basis.

 In connection with the October 2020 offer to the warrant holders to exchange their warrants for the Company’s Class A common stock, Boxwood Sponsor opted to fully exchange their Private Placement Warrants for Class A common stock. As of December 31, 2020, there were no remaining Private Placement Warrants issued or outstanding.

Continuing Members Registration Rights Agreement

On February 14, 2020, in connection with the consummation of the Atlas Business Combination, the Company entered into a registration rights agreement (the “Continuing Members RRA”) with the Continuing Members. Under the Continuing Members RRA, the Company will have certain obligations to register for resale under the Securities Act all or any portion of the shares of the Class A common stock that the Continuing Members hold as of the date of the Continuing Members RRA and that they may acquire thereafter, including upon the exchange or redemption of any other security therefor (collectively, the “Continuing Member Registrable Securities”).

Under the Continuing Members RRA, Atlas Technical Consultants SPV, LLC and Arrow Environmental SPV LLC (together, “BCP”) may demand an unlimited number of underwritten offerings for all or part of the Continuing Member Registrable Securities held by BCP and the other Continuing Members.

Holders of the Continuing Member Registrable Securities have certain “piggy-back” registration rights with respect to registration statements. The Company will bear the expenses incurred in connection with the preparation and filing of any such registration statements.

Restrictive Covenant Agreement

In connection with the consummation of the Atlas Business Combination, Holdings and BCP entered into a restrictive covenant agreement (the “Restrictive Covenant Agreement”) pursuant to which the BCP parties agreed not to (i) for a period of two years, induce or attempt to induce any of the executives named therein or any other executive officer of Atlas Intermediate to leave the employ of Atlas Intermediate, (ii) for a period of two years, hire any executive who was employed by Atlas Intermediate at any time during the 12 month period prior to the consummation of the Atlas Business Combination, (iii) for a period of two years, induce or attempt to induce any person that is a customer, supplier or material business relation of Atlas Intermediate to cease doing business with Atlas Intermediate, (iv) make certain types of disparaging or false statements and (v) disclose certain confidential information, subject to the terms and conditions therein.

GSO Registration Rights Agreement

In connection with the consummation of the Atlas Business Combination, the Company entered into a registration rights agreement (the “GSO RRA”) with GSO Capital Opportunities Fund III LP and the other holders party thereto (together, “GSO”). Under the GSO RRA, we have certain obligations to register for resale under the Securities Act all or any portion of the shares of the Class A common stock that the Continuing Members hold as of the date of the GSO RRA and that they may acquire thereafter, including upon the exchange or redemption of any other security therefor (collectively, the “GSO Registrable Securities”).

We are required to file a registration statement registering the resale of the GSO Registrable Securities. Additionally, GSO may demand up to two underwritten offerings for all or part of the GSO Registrable Securities held by GSO under the GSO RRA.

Holders of the GSO Registrable Securities have certain “piggy-back” registration rights with respect to registration statements and rights to require us to register for resale the GSO Registrable Securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the preparation and filing of any such registration statements.

The GSO RRA does not contemplate the payment of penalties or liquidated damages to GSO as a result of a failure to register, or delays with respect to the registration of, the GSO Registrable Securities.

GSO Subscription Agreement and Preferred Units

In connection with the consummation of the Atlas Business Combination, and the previously disclosed Commitment Letter, dated as of January 23, 2020 (the “Commitment Letter”), Holdings and GSO COF III AIV- 2 LP (“GSO AIV-2”) entered into a subscription agreement, dated February 14, 2020 (the “Subscription Agreement”), pursuant to which, GSO AIV-2 purchased 145,000 units of a new class of Series A Senior Preferred Units of Holdings (the “Preferred Units”) at a price per Preferred Unit of $978.21 for an aggregate cash purchase price of $141,840,000, which represented a 2.179% original issue discount on the Preferred Units (such purchase, the “GSO Placement”).

The holders of the Preferred Units had negative control rights over certain aspects of the business and affairs of Holdings and its subsidiaries. Under the Holdings LLC Agreement, the prior written consent of GSO AIV-2, as the holder of Preferred Units constituting at least a majority of the outstanding Preferred Units in the aggregate, was required before Holdings or its subsidiaries were permitted to, among other things, incur additional indebtedness in excess of a specified leverage ratio, dispose of assets, transact with affiliates, make certain dividend payments, or make changes to Holdings’ organizational documents in a manner adverse to our stockholders, in each case, subject to the exceptions and limitations described therein.

The GSO Placement was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act, and/or Regulation D promulgated thereunder.

On February 25, 2021 (the “Redemption Date”), the Company, in its capacity as the managing member of Holdings, entered into Amendment No. 1 to the Amended and Restated Limited Liability Company Agreement of Holdings (the “Holdings A&R LLC Agreement”) to allow Holdings, at the direction of the Board, to redeem all of the Series A Senior Preferred Units of Holdings (the “Preferred Units”) at any time using the proceeds from the refinancing of the 2020 Credit Agreement (as defined below).

On the Redemption Date, following the execution of Amendment No. 1 to the Holdings A&R LLC Agreement, Holdings elected to redeem all of the 145,000 Preferred Units then outstanding and held by GSO COF III AIV-2 LP for $1,084.96 per Preferred Unit for a total redemption price of $157,371,024.84 (the “Redemption”). Following the Redemption, (i) the Preferred Units are no longer deemed outstanding, (ii) all dividends on the Preferred Units ceased to accrue, and (iii) all rights of the holders thereof as holders of Preferred Units ceased and terminated, except for the right to receive payment under the Redemption.

Support Letter

Instead of purchasing shares of the Company’s Class A common stock directly from the Company, as had previously been contemplated by the Commitment Letter, in connection with the consummation of the Atlas Business Combination, GSO Capital Opportunities Fund III LP (the “GSO Entity”) purchased 1,000,000 shares of Class A common stock from an intermediary who had purchased shares from an existing stockholder (the “Market Purchase”). To induce GSO Entity to make the Market Purchase, the Company entered into a support agreement (the “Support Agreement”) with GSO Entity pursuant to which the Company agreed, among other things, (i) to sell to GSO Entity 1,000,000 shares of Class A common stock if the Market Purchase was not consummated in satisfaction of GSO Entity’s obligations under the Commitment Letter, (ii) to increase the original issue discount on the Preferred Units from 2% to 2.179% and (iii) to provide certain indemnification rights in connection with the Market Purchase.

Financial Advisor Engagement

In connection with the Atlas Business Combination, we engaged Macquarie Capital (USA) Inc. (“Macquarie Capital”), an affiliate of Boxwood LLC, to act as our financial advisor. At the consummation of the Atlas Business Combination, we paid Macquarie Capital a $4 million fee, comprised of $2 million in cash and 200,000 shares of newly issued Class A common stock valued at $10 per share.

Underwriting Fees

Macquarie Capital also served as one of the representatives of the underwriters of our initial public offering. In connection with the initial public offering, Macquarie Capital received a portion of the $4 million in upfront underwriting discounts and was paid a portion of the $7 million of deferred underwriting fees at the consummation of the Atlas Business Combination.

Nomination Agreement

In connection with the consummation of the Atlas Business Combination, the Company entered into the nomination agreement (the “Nomination Agreement”), which provides our Sponsor (through the Seller) the right to designate a certain number of individuals for nomination by the Board to be elected by the Company’s stockholders based on the percentage of the voting power of the outstanding Class A common stock and Class B common stock beneficially owned by our Sponsor and its affiliates, in the aggregate, as follows: (i) for so long as our Sponsor beneficially owns at least 50% of the aggregate voting power of the Company, our Sponsor will have the right to nominate at least a majority of all directors of the Board; (ii) for so long as our Sponsor beneficially owns less than 50% and equal to or greater than 35% of the aggregate voting power of the Company, our Sponsor will have the right to designate three directors (and the size of the Board will be fixed at eight directors); (iii) for so long as our Sponsor beneficially owns less than 35% and equal to or greater than 15% of the aggregate voting power of the Company, our Sponsor will have the right to designate two directors (and the size of the Board will be fixed at seven directors); and (iv) for so long as our Sponsor beneficially owns less than 15% and equal to or greater than 5% of the aggregate voting power of the Company, our Sponsor will have the right to designate one director.

Under the Nomination Agreement, once our Sponsor’s beneficial ownership of the aggregate voting power of the Company falls below one of the percentage thresholds set forth above, such that our Sponsor is entitled to nominate a lesser number of directors, our Sponsor must identify such excess directors than the number of Directors serving on the Board at such time that were BCP Nominees, BCP shall identify such excess director(s) who are BCP Directors (as defined in the Nomination Agreement) and who shall be required to immediately offer their resignation from the Board for consideration by the independent (as such independence is defined in the Nomination Agreement, the “Nomination Independent Directors”) directors of the Board for their consideration. The Nomination Independent Directors must then consider such offers of resignation and determine whether to accept or reject any or all of them. As previously discussed, our Sponsor’s beneficial ownership of the Company’s aggregate voting power dropped below 50% in February 2021 as a result of the Distribution. Following the Distribution and pursuant to the terms of the Nomination Agreement, two directors identified by our Sponsor offered their resignations to the Nomination Independent Directors. The Nomination Independent Directors held a special meeting to consider the offers of resignation and ultimately rejected both of such offers. As a result, the Board remains at its current size, and the vacancy created by Mr. Jenkins’ later resignation (which was not pursuant to the Nomination Agreement) remains open. Each time our Sponsor’s ownership drops below one of the percentage thresholds discussed in the paragraph above, our Sponsor must follow the previously described procedure with respect to identification of directors to offer resignations to the Nomination Independent Directors for their consideration.

The Nomination Agreement also provides that the members of the management team of Atlas Intermediate would not transfer shares of common stock or warrants to purchase shares of common stock beneficially owned or otherwise held by them prior to the termination of a lock-up period. The lock-up period under the Nomination Agreement expired on August 14, 2020.

Lock-Up Agreement

On February 14, 2020, in connection with the consummation of the Atlas Business Combination, the Company and Boxwood LLC entered into a lock-up agreement (the “Lock-Up Agreement”) pursuant to which Boxwood LLC agreed to not transfer, sell, assign or otherwise dispose of any Class A common stock or warrants to purchase our Class A common stock during the period commencing on the date of the consummation of the Atlas Business Combination and ending on the earlier of (a) the date that is twelve months following the date of the consummation of the Atlas Business Combination or (b) if BCP transfers either (i) shares of common stock beneficially owned or otherwise held by BCP resulting in gross proceeds to BCP equal to at least $50,000,000 or (ii) all shares of common stock beneficially owned or otherwise held by BCP which were subject to an initial six month restriction on transfer, if the proceeds received from the transfer of such shares of common stock is less than $50,000,000, the date on which the reported sales price of the common stock equals or exceeds $12.00 per share for any 20 trading days within a 30 trading day period. As previously described, the warrants held by Boxwood LLC were exchanged for Class A common stock in November 2020 in connection with the Company’s tender offer and warrant exchange. The lock-up period under the Lock-Up Agreement expired on February 14, 2021.

2020 Credit Agreement

In connection with the Atlas Business Combination, Buyer, as the initial borrower, entered into a senior credit facility consisting of (i) a $281.0 million senior secured Term Loan (the “2020 Term Loan”) and (ii) a $40.0 million senior secured Revolver (the “2020 Revolver”) pursuant to that certain Credit Agreement dated February 14, 2020, as amended by that certain First Amendment dated as of March 30, 2020 and as further amended by that certain Second Amendment, dated as of March 31, 2020, by and among Holdings, Buyer, and pursuant to the Atlas Business Combination, Atlas Intermediate, which became the new borrower by operation of law and as further provided in Section 9.19 of such Credit Agreement, the lenders party thereto, the issuing banks party thereto and Macquarie Capital Funding LLC, as administrative agent and swing line lender (the “2020 Credit Agreement”).

The 2020 Term Loan was scheduled to mature on the date that is six years after the date thereof and the 2020 Revolver was scheduled to mature on the date that is five years after date thereof. The 2020 Term Loan was funded at the consummation of the Atlas Business Combination and was used, in part, to fully repay and terminate outstanding obligations of approximately $171 million, pay transaction expenses incurred in connection with the Atlas Business Combination and for other general working capital purposes.

Interest on the 2020 Credit Agreement was payable monthly or at the end of the applicable interest period in arrears on any outstanding borrowings. The interest rates under the 2020 Credit Agreement were equal to either (i) the Adjusted LIBO Rate (as defined in the 2020 Credit Agreement), plus 6.25%, or (ii) an Alternate Base Rate (as defined in the 2020 Credit Agreement), plus 5.00%. The 2020 Credit Agreement required quarterly principal payments of $3.513 million through December 31, 2026.

The 2020 Credit Agreement was guaranteed by Holdings, Buyer, Atlas Intermediate and the direct and indirect subsidiaries of Atlas Intermediate and secured by (i) a first priority pledge of the equity interests of subsidiaries of Holdings and Atlas Intermediate and (ii) a first priority lien on substantially all other assets of Holdings, Atlas Intermediate and all of their direct and indirect subsidiaries.

The 2020 Credit Agreement contained a financial covenant which required Holdings, Atlas Intermediate and all of their direct and indirect subsidiaries on a consolidated basis to maintain a Total Net Leverage Ratio (as defined in the 2020 Credit Agreement) tested on a quarterly basis not to exceed (i) 5.50 to 1.0 with respect to the fiscal quarters ending on June 30, 2020 and September 30, 2020 and (ii) 5.00 to 1.00 with respect to the fiscal quarter ending December 31, 2020 and as of the end of each fiscal quarter thereafter.

The 2020 Credit Agreement also included a number of customary negative covenants. Such covenants, among other things, limited or restricted the ability of each of Holdings, Atlas Intermediate and all of their direct and indirect subsidiaries to:

●	incur additional indebtedness and make guarantees;

●	incur liens on assets;

●	engage in mergers or consolidations or fundamental changes;

●	dispose of assets;

●	pay dividends and distributions or repurchase capital stock;

●	make investments, loans and advances, including acquisitions;

●	amend organizational documents and other material contracts;

●	enter into certain agreements that would restrict the ability to incur liens on assets;

●	repay certain junior indebtedness;

●	enter into certain transactions with affiliates;

●	enter into sale leaseback transactions; and

●	change the conduct of its business.

The aforementioned restrictions were subject to certain exceptions including (i) the ability to incur additional indebtedness, liens, investments, dividends and distributions, and prepayments of junior indebtedness subject, in each case, to compliance with certain financial metrics and/or certain other conditions and (ii) a number of other traditional exceptions that granted the Company continued flexibility to operate and develop its business.

The 2020 Credit Agreement also included customary affirmative covenants, representations and warranties and events of default. The 2020 Credit Agreement was repaid in full on February 25, 2021, in connection with the entry into the 2021 Credit Agreements discussed below.

2021 Credit Agreements

On February 25, 2021, Atlas Intermediate, as the borrower, entered into two new credit facilities consisting of (i) a $432.0 million senior secured term loan at closing and, subject to the satisfaction of certain terms and conditions, a committed delayed draw term loan facility in an aggregate principal amount of up to $75.0 million and an uncommitted incremental term loan facility that may be incurred after closing (the “2021 Term Loan”) pursuant to a Credit Agreement dated February 25, 2021, by and among Holdings, Atlas Intermediate, Wilmington Trust, National Association, as administrative agent and collateral agent, and certain lenders thereto, including certain Blackstone entities, which may include, Blackstone Alternative Credit Advisors LP, and its managed funds and accounts, and its affiliates, Blackstone Holdings Finance Co. L.L.C. and its affiliates, and/or certain other of their respective funds, accounts, clients managed, advised or sub-advised, or any of their respective affiliates (the “2021 Term Loan Agreement”) and (ii) a $40.0 million senior secured revolver which aggregate principal amount may be increased, subject to the satisfaction of certain terms and conditions, including obtaining commitments therefor, by up to $20,000,000 (the “2021 Revolver”) pursuant to that certain Credit Agreement dated February 25, 2021, by and among Holdings, Atlas Intermediate, JPMorgan Chase Bank, N.A., as administrative agent, swingline lender, issuing bank, lender, sole bookrunner and sole lead arranger (the “2021 ABL Revolver Agreement,” and together with the Term Loan Agreement, the “2021 Credit Agreements”). The 2021 Term Loan Agreement refinanced the 2020 Credit Agreement with Macquarie Capital Funding LLC, as administrative agent and certain lenders, which repayment was effectuated partially in cash and partially by way of a cashless exchange of existing term loans and preferred equity for the 2021 Term Loan.

The initial 2021 Term Loan will mature on February 25, 2028 and the 2021 Revolver will mature on February 25, 2026.

Interest on any outstanding borrowings is payable monthly under the 2021 ABL Revolver Agreement, quarterly under the 2021 Term Loan Agreement or, in each case, at the end of the applicable interest period in arrears. The cash interest rates under the 2021 Term Loan Agreement will be equal to either (i) the Adjusted LIBO Rate (as defined in the 2021 Term Loan Agreement), plus 5.50%, or (ii) an Alternate Base Rate (as defined in the 2021 Term Loan Agreement), plus 4.50%. The interest rates under the 2021 ABL Revolver Agreement will be equal to either (i) the Adjusted LIBO Rate (as defined in the 2021 ABL Revolver Agreement), plus 2.50%, or (ii) the ABR (as defined in the 2021 ABL Revolver Agreement), plus 1.50%.

The 2021 Credit Agreements are guaranteed by Holdings and secured by (i) in the case of the 2021 ABL Revolver Agreement, a first priority security interest in the current assets, including accounts receivable, of Holdings, Atlas Intermediate and its subsidiaries and (ii) in the case of the 2021 Term Loan Agreement, a pledge of the equity interests of the subsidiaries of Holdings and Atlas Intermediate, and subject to the first lien security interest on current assets under the 2021 Revolver, a first priority lien on substantially all other assets of Holdings, Atlas Intermediate and all of their direct and indirect subsidiaries.

The 2021 Term Loan Agreement contains a financial covenant which requires Holdings, Atlas Intermediate and all of their direct and indirect subsidiaries on a consolidated basis to maintain a Total Net Leverage Ratio (as defined in the 2021 Term Loan Agreement) tested on a quarterly basis that does not exceed (i) 8.25 to 1.00 with respect to the fiscal quarters ending on April 2, 2021 and July 2, 2021, (ii) 8.00 to 1.00 for the fiscal quarters ending October 1, 2021 and December 31, 2021, (iii) 7.50 to 1.00 for the fiscal quarters ending April 1, 2022 and July 1, 2022, (iv) 7.25 to 1.00 for the fiscal quarters ending September 30, 2022 and December 30, 2022, (v) 7.00 to 1.00 for the fiscal quarters ending March 31, 2023 and June 30, 2023, (vi) 6.75 to 1.00 for the fiscal quarters ending September 29, 2023 and December 29, 2023, and (vii) 6.50 to 1.00 for March 29, 2024 and each fiscal quarter ending thereafter.

The 2021 ABL Revolver Agreement contains a “springing” financial covenant which requires Holdings, Atlas Intermediate and all of their direct and indirect subsidiaries on a consolidated basis to maintain a Fixed Charge Coverage Ratio (as defined in the 2021 ABL Revolver Agreement) of no less than 1.10 to 1.00 when the outstanding principal amount of loans under the 2021 Revolver exceeds $0 or the aggregate exposure for letters of credit under the 2021 Revolver exceeds $5 million.

The 2021 Credit Agreements also include a number of customary negative covenants. Such covenants, among other things, limit or restrict the ability of each of Holdings, Atlas Intermediate and all of their direct and indirect subsidiaries to:

●	incur additional indebtedness and make guarantees;

●	incur liens on assets;

●	engage in mergers or consolidations or fundamental changes;

●	dispose of assets;

●	pay dividends and distributions or repurchase capital stock;

●	make investments, loans and advances, including acquisitions;

●	amend organizational documents and other material contracts;

●	enter into certain agreements that would restrict the ability to incur liens on assets;

●	repay certain junior indebtedness, and in the case of the 2021 ABL Revolver Agreement, make certain payments on the 2021 Term Loans;

●	enter into certain transactions with affiliates;

●	amend certain documents governing indebtedness;

●	enter into sale leaseback transactions;

●	change fiscal periods; and

●	change the conduct of its business.

The aforementioned restrictions are subject to certain exceptions including (i) the ability to incur additional indebtedness, liens, investments, dividends and distributions, and prepayments of junior indebtedness subject, in each case, to compliance with certain financial metrics and/or certain other conditions and (ii) a number of other traditional exceptions that grant the Company continued flexibility to operate and develop its business.

The 2021 Credit Agreements also include customary affirmative covenants, representations and warranties and events of default.

The representations, warranties and covenants contained in the 2021 Credit Agreements were made only for the purpose of the 2021 Credit Agreements and as of specific dates, were solely for the benefit of the parties to the 2021 Credit Agreements, and may be subject to limitations agreed upon by the parties, including being qualified by disclosures for the purpose of allocating contractual risk between the parties instead of establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. Accordingly, investors should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company.

Amended and Restated Limited Liability Company Agreement of Holdings

We operate our business through Holdings. In connection with the consummation of the Atlas Business Combination, we and other member parties thereto entered into the Holdings LLC Agreement. The Holdings LLC Agreement sets forth, among other things, the rights and obligations of the holders of Holdings Units.

Managing Member. Under the Holdings LLC Agreement, we are the sole managing member of Holdings. As the sole managing member, we are able to control all of the day-to-day business affairs and decision-making of Holdings without the approval of any other member, unless otherwise stated in the Holdings LLC Agreement. As such, we, through our officers and directors, are responsible for all operational and administrative decisions of Holdings and the day-to-day management of Holdings’ business. Pursuant to the terms of the Holdings LLC Agreement, we may not resign or cease to be the managing member of Holdings unless proper provision is made, in compliance with the Holdings LLC Agreement, so that our obligations, our successor (if applicable) and any new managing member and the rights of all members under the Holdings LLC Agreement and applicable law remain in full force and effect.

Compensation; Reimbursement. We are not entitled to compensation for our services as managing member. We, as managing member, and other members of Holdings will be entitled to reimbursement by Holdings for all costs, fees, operating expenses and other expenses of Holdings (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to Holdings) incurred in pursuing and conducting, or otherwise related to, the activities of Holdings.

Distributions. Distributions to Holdings’ equity holders may be declared by the managing member out of funds legally available therefor in such amounts and on such terms (including the payment dates of such distributions) as the managing member shall determine (in its sole discretion in accordance with the fiduciary duties as provided in the Holdings LLC Agreement) using such record date as the managing member may designate; provided that, so long as the Preferred Units remained outstanding, such distributions were only allowed to be declared at the end of a quarter so long as there remained funds legally available therefor after the cash payments required to be paid to the Preferred Unitholders in such quarter. As previously discussed, the Preferred Units were redeemed in full on February 25, 2021. Any distribution to Holdings’ equity holders shall be made as of the close of business on the applicable record date on a pro rata basis (subject to certain exceptions) in accordance with the number of Holdings Units owned by each member as of the close of business on such record date.

Common Unit Redemption Right. The Holdings LLC Agreement provides that BCP, and following the date that was six months from the consummation of the Atlas Business Combination, each of the other members of Holdings (other than we and our subsidiaries) has a right to cause Holdings to redeem from time to time, all or a portion of such member’s Holdings Units (together with an equal number of shares of Class B common stock) for either (x) the delivery by Holdings of a number of shares of Class A common stock equal to the number of Holdings Units surrendered or (y) at Holdings’ election made in accordance with the Holdings LLC Agreement, the delivery by Holdings of cash equal to the Cash Election Amount (as defined in the Holdings LLC Agreement) calculated with respect to such redemption.

If (i) there is any reclassification, reorganization, recapitalization or other similar transaction pursuant to which the shares of Class A common stock are converted or changed into another security, securities or other property, or (ii) we, by dividend or otherwise, distribute to all holders of the shares of Class A common stock evidences of our indebtedness or assets, including securities (including shares of Class A common stock and any rights, options or warrants to all holders of the shares of Class A common stock to subscribe for, to purchase or to otherwise acquire shares of Class A common stock, or other securities or rights convertible into, or exchangeable or exercisable for, shares of Class A common stock) but excluding any cash dividend or distribution as well as any such distribution of indebtedness or assets received by us from Holdings in respect of the Holdings Units, then upon any subsequent redemption, in addition to the shares of Class A common stock or the Cash Election Amount, as applicable, each member of Holdings shall be entitled to receive the amount of such security, securities or other property that such member would have received if such redemption had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization, other similar transaction, dividend or other distribution, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction.

Amendment No. 1 to the Holdings LLC Agreement

On February 25, 2021, the Company, in its capacity as the managing member of Holdings, entered into Amendment No. 1 to the Holdings LLC Agreement to allow Holdings, at the direction of the Board, to redeem all of the Preferred Units at any time using the proceeds from the refinancing of the 2020 Credit Agreement.

Placement Agent Engagements

In connection with the Atlas Business Combination, Boxwood engaged placement agents, including Macquarie Capital and Helena Advisors, LLC (“Helena”), to act as its placement agents in connection with the private placement of any PIPE securities with any PIPE investors. Macquarie Capital is an affiliate of Boxwood LLC and Joseph E. Reece, a former member of the Board from November 2018 until his resignation effective June 18, 2020, formerly served as the Founder and Chief Executive Officer of Helena from October 2018 to October 2019. At the consummation of the Atlas Business Combination, we paid Macquarie Capital and Helena cash fees of approximately $0.4 million and approximately $0.4 million, respectively.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of any publicly traded class of our equity securities, to file reports of ownership and changes in ownership of equity securities of the Company with the SEC. Officers, directors, and greater-than-ten-percent stockholders are required by the SEC’s regulations to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely upon a review of Forms 3 and Forms 4 furnished to the Company during the most recent fiscal year, and Forms 5 with respect to its most recent fiscal year, except for a Form 4 filed by MIHI LLC on January 5, 2021 reporting one late transaction, we believe that all forms required to be filed pursuant to Section 16(a) of the Exchange Act were timely filed by the officers, directors, and security holders required to file the same during the fiscal year ended December 31, 2020.

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicative information received at any one household and saves printing costs and postage fees, as well as natural resources. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, such stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of our disclosure documents, such stockholders should follow these instructions:

●	if the shares are registered in the name of the stockholder, the stockholder should contact us at our offices at 13215 Bee Cave Parkway, Building B, Suite 230, Austin, Texas 78738, or (866) 858- 4499, to inform us of his or her request; or

●	if a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Under rules promulgated by the SEC and in accordance with our bylaws, nominations of individuals for election to the board and the proposal of other business to be considered by the stockholders may be made at our 2022 annual meeting of stockholders by any stockholder of the Company who was a stockholder of record both at the time of giving of notice and as of the record date of such meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the other applicable requirements in our bylaws. For any nomination or other business to be properly brought before a meeting by a stockholder, the stockholder must have given timely notice thereof in writing to our Corporate Secretary and any such other business must otherwise be a proper matter for action by the stockholders. To be timely for our 2022 annual meeting of stockholders, a stockholder’s notice must set forth all information required under our bylaws and must be received by our corporate secretary at our principal executive office not later than the close of business on March 14, 2022, the first business day following the 90th day before the anniversary date of our 2021 annual meeting, nor earlier than the close of business on February 10, 2022, the 120th day before the anniversary date of our 2021 annual meeting. However, that in the event that our 2022 annual meeting is more than 30 days before or more than 70 days after the anniversary date of our 2021 annual meeting, to be timely a stockholder’s notice must be received by our corporate secretary at our principal executive office not earlier than the close of business on the 120th day before the 2022 annual meeting and not later than (1) the close of business on the 90th day before the 2022 annual meeting or (2) the close of business on the 10th day following the day on which public announcement of the date of the 2022 annual meeting is first made by the Company.

In addition to our bylaws, a stockholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder. Our bylaw provisions do not affect the right of a stockholder to request inclusion of a proposal in, or our right to omit a proposal from, our proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act. In order for a stockholder to have a proposal included in our 2022 annual meeting proxy materials, the stockholder must comply with the requirements of Rule 14a-8 and submit the proposal to our corporate secretary at our principal executive office not later than the close of business on December 31, 2021.

A stockholder who wishes to submit recommendations for director candidates to the Company should send a written recommendation to our Corporate Secretary. Each nomination must be made in accordance with our bylaws. The stockholder must represent that the stockholder is a stockholder of our Company and the stockholder will remain so through the record date the relevant meeting of stockholders and, if the stockholder is not a record owner of shares of common stock, provide such information about the record owner as we may request. The recommendation must also include the written consent of the person so recommended, or the recommended person, to serve as a director if nominated and elected. The stockholder and the recommended person must also provide such additional information as we may request, including any information requested concerning their respective backgrounds and relationships with one another and our Company and concerning the qualifications of the recommended person.

ANNUAL REPORT AND REPORT ON FORM 10-K

Our 2020 Annual Report to Stockholders accompanies this proxy statement. Stockholders of record as of April 16, 2021 and beneficial owners of our common stock on that date may obtain from us, without charge, a copy of our most recent Annual Report on Form 10-K filed with the SEC, exclusive of the exhibits thereto, by a request in writing. We will also furnish any exhibit to the Annual Report on Form 10-K upon the payment of reasonable fees relating to our expenses in furnishing the exhibit. Such requests should be directed to us at 13215 Bee Cave Parkway, Building B, Suite 230, Austin, Texas 78738; Attention: Laura Strunk. Beneficial owners must include in their written requests a good faith representation that they were beneficial owners of our common stock on April 16, 2021.

You may request additional copies of this proxy statement, at no cost, by requesting them in writing or by telephone from the Company’s Corporate Secretary at the following address and telephone number:

Atlas Technical Consultants, Inc.

Attn: Laura Strunk, Secretary

13215 Bee Cave Parkway, Building B, Suite 230

Austin, Texas 78738

Telephone: (866) 858-4499

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 9, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/ATCX2021

You may attend the Annual Meeting via Internet and vote during the Meeting. Have your control number available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 9, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Class II Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) R. Foster Duncan 02) Daniel G. Weiss

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000512602_1 R1.0.0.177

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2020 Annual Report are available at www.proxyvote.com

ATLAS TECHNICAL CONSULTANTS, INC.
Virtual - Only Annual Meeting of Stockholders
June 10, 2021 10:00 AM CDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Brian Ferraioli, Laura L. Strunk and Bradford Twombly, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock (including Class A and Class B common stock) of ATLAS TECHNICAL CONSULTANTS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, CDT on June 10, 2021, at **www.virtualshareholdermeeting.com/ATCX2021**, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

0000512602_2 R1.0.0.177

Continued and to be signed on reverse side